UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Hormel Foods Corporation

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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held on Tuesday, January 28, 2025, at 6:00 p.m. Central Standard Time in a virtual-only meeting format via live webcast at www.virtualshareholdermeeting.com/HRL2025.

The items of business are:

1.	Election of the 10 director nominees named in the Proxy Statement, for a term expiring at the next annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 26, 2025;

3.	Approval, on an advisory basis, of the compensation of our named executive officers;

4.	If properly presented, a stockholder proposal; and

5.	Such other matters as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed November 29, 2024, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON

Vice President and

Corporate Secretary

December 18, 2024

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on January 28, 2025

The Proxy Statement and Annual Report to Stockholders
are available at www.proxyvote.com

i

PROXY STATEMENT

HORMEL FOODS CORPORATION

1 HORMEL PLACE

AUSTIN, MINNESOTA 55912

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation for use at the Annual Meeting of Stockholders to be held on January 28, 2025. We are first mailing this proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, to stockholders on or about December 18, 2024. To provide the opportunity for broad participation by our stockholders, and to continue to keep costs low, the Annual Meeting will be held in a virtual-only meeting format.

Voting Securities. Stockholders of record at the close of business on November 29, 2024, are entitled to vote at the meeting. We had 549,012,922 shares of common stock outstanding as of that date. Each share of common stock is entitled to one vote. There is no cumulative voting. We have no other class of shares outstanding.

Quorum. A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. Shares represented by abstentions, as well as “broker nonvotes,” are counted for purposes of determining the presence of a quorum. If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, the shares are considered “broker nonvotes.”  “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.

Voting Your Proxy. Whether or not you plan to attend the meeting, your vote is important, and we encourage you to grant a proxy to vote your shares. Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone. If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations, as set forth below.

Revoking Your Proxy and Changing Your Vote. You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting at the meeting or sending a written notice of revocation to the Corporate Secretary.

Solicitation Expenses. Hormel Foods will pay the expenses of soliciting proxies. We may solicit proxies personally, or by mail, telephone or electronic communication, and proxies may be solicited by our directors, officers and other employees. Such persons will not receive additional compensation. We will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

Voting Items Summary. The following table summarizes the proposals that are expected to be presented for a vote at the meeting, the vote required to approve each item, how votes will be counted and how the Board recommends you vote. The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

	Vote Required to Approve	Board Recommendation	Is Broker Discretionary Voting Allowed?(1)	Impact of Abstention
Item 1: Elect 10 director nominees	Majority of the votes cast(2)(3)	FOR	No	None
Item 2: Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 26, 2025	Majority of votes present in person or by proxy and entitled to vote on this item	FOR	Yes	Counts as a vote AGAINST
Item 3: Advisory vote to approve Named Executive Officer compensation as disclosed in this proxy statement	Majority of the votes cast(2)	FOR	No	None
Item 4: Stockholder proposal: Publishing targets for significantly increasing group sow housing in our supply chain	Majority of votes present in person or by proxy and entitled to vote on this item	AGAINST	No	Counts as a vote AGAINST

(1)	Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether the proposals, other than Item 2, have been approved. For Item 2, a broker nonvote will have the effect of a vote “AGAINST” the proposal because the associated shares will be included in the denominator of the approval percentage calculation. Rules of the New York Stock Exchange, or NYSE, determine whether uninstructed brokers have discretionary voting power on a particular proposal.

(2)	A majority of the votes cast means that there are more “FOR” votes cast than “AGAINST” votes.

(3)	An incumbent director who is not re-elected under this standard must promptly offer to resign. The Board’s Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. In the event of a contested election, directors will be elected by a plurality of the votes cast.

Meeting Admission. If you are a registered stockholder or beneficial owner of our common stock at the close of business on November 29, 2024, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/HRL2025. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the voting instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, the voting instructions provided by your bank, broker or other holder of record should include your 16-digit control number.

You may log into www.virtualshareholdermeeting.com/HRL2025 beginning at 5:45 p.m. Central Standard Time on January 28, 2025. The Annual Meeting will begin promptly at 6:00 p.m. Central Standard Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual meeting site for assistance.

In the event of technical difficulties with the Annual Meeting, we expect that a notice will be made available on www.virtualshareholdermeeting.com/HRL2025. If it is necessary to adjourn the Annual Meeting due to technical difficulties, the notice will provide updated information regarding the date, time and location of the Annual

Meeting, and the updated information will also be posted on our Investor Relations website at https://investor.hormelfoods.com/ir-home/default.aspx.

To ensure the ability for our stockholders to participate in the meeting, the question-and answer session will include questions submitted by stockholders in advance of the Annual Meeting and questions submitted live during the meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HRL2025.

A recorded version of the meeting will be available on www.virtualshareholdermeeting.com/HRL2025 approximately 24 hours after the meeting and will remain available for approximately one year following the conclusion of the meeting.

Conduct of the Meeting. The Chairman will preside over the Annual Meeting pursuant to our Bylaws, applicable law and by action of the Board of Directors. The Chairman has broad authority to ensure the orderly conduct of the meeting. This includes discretion to recognize stockholders who wish to comment and to determine the extent of discussion on each item of business. Rules governing the conduct of the meeting will be available to attendees at www.virtualshareholdermeeting.com/HRL2025.

ITEM 1 – ELECTION OF DIRECTORS

Currently, our Board consists of 11 directors whose terms expire at the Annual Meeting. In light of recent changes in her professional responsibilities, Ms. Prama Bhatt is not standing for re-election when her term on the Board expires at the conclusion of the meeting. The Board thanks Ms. Bhatt for her service to Hormel Foods.

Based on the recommendation of the Board’s Governance Committee, the Board has nominated 10 current directors, as named in this Proxy Statement, for election at the Annual Meeting. The following biographies detail the age and principal occupations during at least the past five years for each director nominee; the year the nominee was first appointed to the Board; and the public company directorships they hold.

If elected, each of the directors will hold office until the next annual meeting, and until their successors have been elected and qualified. We have no reason to believe that any of the nominees for director will be unable to serve if elected. If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.

The Board of Directors recommends a vote FOR each of the 10 director nominees listed below.

DIRECTOR NOMINEES

GARY C. BHOJWANI, age 56, director since 2014.
Mr. Bhojwani is Chief Executive Officer of CNO Financial Group, Inc. (NYSE: CNO), a provider of health and life insurance and retirement solutions, a position he has held since January 2018. He was President of CNO Financial Group, Inc. from April 2016 to December 2017. Mr. Bhojwani was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011. He was President of Commercial Business, Fireman’s Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997. Mr. Bhojwani is a member of the Board of Directors of CNO Financial Group, Inc. Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

STEPHEN M. LACY, age 70, director since 2011.
Mr. Lacy retired from Meredith Corporation, a media and marketing company, in November 2020. He served Meredith Corporation as Chairman of the Board from March 2019 to November 2020, Executive Chairman of the Board from February 2018 to March 2019, Chairman of the Board and Chief Executive Officer starting in 2016, Chairman of the Board, President and Chief Executive Officer starting in 2010, President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998. Mr. Lacy is a member of the Board of Directors of First Interstate BancSystem, Inc. (NASDAQ: FIBK) and SuckerPunch Gourmet, LLC. He was a member of the Board of Directors of Meredith Corporation from 2004 to 2020. Mr. Lacy brings extensive expertise in finance, corporate development and consumer product marketing to the Board, as well as experience as the Chief Executive Officer of a company whose stock was traded on the NYSE.

ELSA A. MURANO, Ph.D., age 65, director since 2006.
Dr. Murano has served Texas A&M University as Director of the Norman Borlaug Institute for International Agriculture, Texas A&M AgriLife, since 2014, President Emerita since 2009, and Professor, Department of Animal Science since 2001. She was Interim Associate Vice Chancellor for Academic Strategic Initiatives, Texas A&M AgriLife from August 2021 to June 2022, Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station from 2005 to 2007. Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004. She is a member of the Board of Trustees of CIMMYT (Centro Internacional de Mejoramiento de Maiz y Trigo, or International Maize and Wheat Improvement Center). Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

WILLIAM A. NEWLANDS, age 66, director since 2018.
Mr. Newlands is President and Chief Executive Officer of Constellation Brands, Inc. (NYSE: STZ), a beverage alcohol company, a position he has held since March 2019. He served Constellation Brands, Inc. as President and Chief Operating Officer from February 2018 to February 2019, Executive Vice President and Chief Operating Officer from January 2017 to February 2018, Executive Vice President and President, Wine & Spirits Division from January 2016 to January 2017, and Executive Vice President and Chief Growth Officer from January 2015 to January 2016. Mr. Newlands was Senior Vice President and President, North America of Beam Inc., a beverage alcohol company, from 2011 to 2014 and Senior Vice President and President, North America of Beam Global Spirits & Wine, Inc. from 2010 to 2011, and Senior Vice President and President, USA of Beam Global Spirits & Wine, Inc. from 2008 to 2010. Mr. Newlands is a member of the Board of Directors of Constellation Brands, Inc. He was a member of the Board of Directors of Canopy Growth Corporation (NASDAQ: CGC) from 2018 to 2021. Mr. Newlands brings extensive expertise in innovation, consumer product marketing, corporate development and international business to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

CHRISTOPHER J. POLICINSKI, age 66, director since 2012.
Mr. Policinski is Chief Executive Officer of CJP Leadership Partners, LLC, a consulting company, a position he has held since February 2021. He was Chief Executive Officer of VitaKey, Inc., a food ingredient company, from August 2020 to February 2021. Mr. Policinski retired from Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, in June 2018. He served Land O’Lakes, Inc. as President and Chief Executive Officer from 2005 to 2018, as Chief Operating Officer of the Dairy Foods business unit from 1999 to 2005, and Vice President of Strategy and Business Development from 1997 to 1999. His prior experience includes various management positions at Kraft General Foods Corporation, a food company, Bristol-Myers Squibb Co., a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company. Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc.

(NASDAQ: XEL) and Isidro Investments. Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as experience as the Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

DEBBRA L. SCHONEMAN, age 56, director since 2024.
Ms. Schoneman is President of Piper Sandler Companies (NYSE: PIPR), an investment bank and financial services company, a position she has held since 2018. She served Piper Sandler Companies as Chief Financial Officer from 2008 to 2017, as Treasurer from 2006 to 2008, and in various finance roles from 1990 to 2006. Ms. Schoneman is a member of the Board of Directors of Allina Health, Minneapolis, Minnesota, and the Board of Trustees of the University of St. Thomas, St. Paul, Minnesota. She was a member of the Board of Directors of Piper Sandler Companies, Minneapolis, Minnesota from 2018 to 2021. Ms. Schoneman brings extensive expertise in finance and related functions and corporate development to the Board, as well as ongoing experience as the active President of a Minnesota-based publicly held company whose stock is traded on the NYSE.

SALLY J. SMITH, age 66, director since 2014.
Ms. Smith retired from Buffalo Wild Wings, Inc., a restaurant company, in February 2018. She served Buffalo Wild Wings, Inc. as President and Chief Executive Officer from 1996 to February 2018 and as Chief Financial Officer from 1994 to 1996. Ms. Smith was Controller from 1984 to 1987 and Chief Financial Officer from 1987 to 1994 of Dahlberg, Inc., a manufacturer of hearing aids. She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith is a member of the Board of Directors of Digi International Inc. (NASDAQ: DGII), The Marvin Companies, and the National Restaurant Association. Ms. Smith was a member of the Board of Directors of Buffalo Wild Wings Inc. from 1996 to 2017 and Alerus Financial Corporation (NASDAQ: ALRS) from 2007 to 2022. Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as experience as the Chief Executive Officer of a Minnesota-based company whose stock was traded on the NASDAQ.

JAMES P. SNEE, age 57, director since 2015.
Mr. Snee is Chairman of the Board, President and Chief Executive Officer of the Company (NYSE: HRL), serving in that capacity since November 2017. He was President and Chief Executive Officer from October 2016 to November 2017, President and Chief Operating Officer from October 2015 to October 2016, Group Vice President and President, Hormel Foods International Corporation from 2012 to 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from 2011 to 2012, and Vice President, Affiliated Business Units from 2008 to 2011. Mr. Snee is a member of the Board of Directors of Republic Services, Inc. (NYSE: RSG), the Consumer Brands Association, the North American Meat Institute and The Hormel Foundation. In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 35-year career with the Company.

STEVEN A. WHITE, age 64, director since 2014.
Mr. White retired from Comcast Corporation (NASDAQ: CMCSA), an entertainment and communications company, in December 2024, after serving as President, Special Counsel to CEO Comcast Cable since December 2020. He also served Comcast as President, Comcast West Division from 2009 to December 2020, as Regional Senior Vice President, Comcast California from 2007 to 2009, and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007. Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000. His prior experience includes various marketing positions with Colgate-Palmolive Company from 1991 to 1997. Mr. White is a member of the Board of Directors of W.W. Grainger, Inc. (NYSE: GWW). Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as experience as the President of a large business.

MICHAEL P. ZECHMEISTER, age 58, director since 2023.
Mr. Zechmeister retired from C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global logistics company, in August 2024, after serving as Chief Financial Officer since September 2019. He was Chief Financial Officer of United Natural Foods, Inc., a distributor of grocery and non-food products in North America, from September 2015 to August 2019. Mr. Zechmeister was with General Mills, Inc., a global manufacturer and marketer of branded consumer foods, from 1990 to 2015, where he served in various finance executive roles, including as its Vice President, Finance, U.S. Retail Sales from 2007 to 2010, its Vice President and Treasurer from 2010 to 2012 and as Vice President, Finance, Yoplait USA from 2012 to 2015. Mr. Zechmeister is a member of the Board of Advisors of Carlson School of Management, University of Minnesota, Minneapolis, Minnesota. Mr. Zechmeister brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, logistics and the food industry.

No family relationship exists between any of the director nominees or executive officers of the Company.

Identifying and Evaluating Nominees for Director. The Governance Committee is responsible for establishing procedures to identify and review the qualifications of nominees for Board membership. The Committee considers recommendations of director candidates made by directors, senior management, and our stockholders. The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources. The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board. Ms. Schoneman, who joined the Board during fiscal 2024, was introduced to the Committee by a non-management director.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. Stockholders should send:

1.	Name of the candidate and the candidate’s business and residence address;

2.	A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.	A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.	A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures for assessing potential nominees include first determining the Board’s and Company’s needs at the time of the recommendation. The Board then assesses proposed nominees based upon the resume and biographical information provided, the individual’s willingness to serve, and the proposed nominee’s business experience and leadership skills. This information is evaluated against the criteria set forth below. If a proposed nominee is deemed potentially suited to meet the Board’s and Company’s needs, they may be invited to participate in a series of interviews, which are used to further evaluate candidates. On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

Director Qualifications. In evaluating director candidates, the Committee will consider the Board’s and Company’s needs at the time nominees are considered and, among other qualifications the Committee deems appropriate, a candidate’s:

●	Intellect;

●	Integrity;

●	Broad-based experience at the policy-making level in business, government, education or the public interest;

●	Analytical ability;

●	Absence of potential conflicts and ability to qualify as an independent director;

●	Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

●	Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection. The Board’s annual self-evaluation process assists the Committee in this review.

The Committee seeks to enhance the overall diversity of the Board. The Committee considers each candidate’s diversity in terms of race/ethnicity, gender and other personal characteristics as well as their contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications. While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy. The Committee believes its processes and considerations have resulted in a Board that currently is, and has historically been, diverse in many respects, including racial/ethnic and gender diversity.

The Committee recommends director nominees to the Board to submit, if approved by the Board, for election at the next Annual Meeting of Stockholders. The Board selects director nominees based on its assessment and consideration of various factors. These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director. Each of our director nominees is well qualified under the criteria described above. As an employee of the Company, Mr. Snee does not qualify as an independent director, but all other director nominees are independent. The diversity of our director nominees in terms of race/ethnicity, gender, age and tenure on our Board is demonstrated in the following graphs:

Tenure on Board
0-5 years - 20%
6-10 years - 50%
11-15 years - 30%

Age
Under 60 - 40%
60-65 - 20%
Over 65 - 40%

Gender Diversity
Female - 30%
Male - 70%

Racial/Ethnic Diversity
Diverse - 30%
Non-diverse - 70%

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that include the following:

●	At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

●	Directors must submit a letter of resignation from the Board upon (1) any significant change in principal employment or professional occupation, (2) any departure from the board of directors of any other public company, or (3) any conduct by the director or any change in circumstances that creates a potential or actual conflict of interest with the Company. The Board may accept or reject a letter of resignation;

●	It is the Board’s general policy that no person may stand for election to the Board after reaching age 72;

●	It is the Board’s general policy that Board members shall not serve on more than three (3) other company boards;

●	The Board and Board committees will conduct annual self-evaluations;

●	Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

●	All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;

●	The Compensation Committee will evaluate the CEO’s performance annually. This evaluation is based in part on a self-evaluation by the CEO and takes into account the CEO’s performance measured against established goals. After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

●	Directors will have full access to officers and employees of the Company; and

●	The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

Our Corporate Governance Guidelines may be found on our Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of Hormel Foods for the CEO or another director to hold the position of Chairman.

Mr. Snee currently serves as both Chairman and CEO of the Company. The Board believes there are important advantages to Mr. Snee serving in both roles at this time. Mr. Snee is the director most familiar with the Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters. Mr. Snee provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board will appoint an independent “Lead Director.” The Governance Committee recommends an independent director for election as Lead Director and periodically reviews the Lead Director’s tenure.

Mr. Newlands has been the Lead Director since January 2023. The duties of the Lead Director include the following:

●	Serve as a liaison between the Chairman and the nonemployee directors;

●	Serve as a liaison among the nonemployee directors;

●	Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

●	Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;

●	Preside at meetings of the Board in the absence of the Chairman;

●	Preside at executive sessions of the nonemployee or independent directors;

●	In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

●	In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Board’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility. The Board believes the substantial majority of independent directors on the Board, use of an independent Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.

Board Independence

Our Corporate Governance Guidelines require that a substantial majority of our directors be independent. The listing standards of the NYSE require that a majority of our directors be independent and that the Audit, Compensation and Governance Committees of the Board be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence. These Director Independence Standards are consistent with the requirements of NYSE listing standards. The Director Independence Standards are posted on our Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

The Board of Directors has affirmatively determined that the following current directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Prama Bhatt*	William A. Newlands	Sally J. Smith
Gary C. Bhojwani	Christopher J. Policinski	Steven A. White
Stephen M. Lacy	Debbra L. Schoneman	Michael P. Zechmeister
Elsa A. Murano

* Not standing for reelection to the Board of Directors when term expires upon conclusion of the Annual Meeting.

The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors.

In making the independence determinations, the Board reviewed the directors’ relationships with the Company as determined through responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management. In making the independence determination for Ms. Schoneman, the Board considered the relationship arising out of the coverage of the Company by an equity research analyst at Piper Sandler Companies. The Board determined that this relationship was not material and did not impair Ms. Schoneman’s independence. In making the independence determination for Mr. White, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company. The Board determined that this relationship was not material and did not impair Mr. White’s independence. As of December 2024, Mr. White was retired from Comcast. In making the independence determination for Mr.

Zechmeister, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and C.H. Robinson Worldwide, Inc., a service provider to the Company. The Board determined that this relationship was not material and did not impair Mr. Zechmeister’s independence. As of August 2024, Mr. Zechmeister was retired from C.H. Robinson.

Board of Director Meetings

The Board of Directors conducts its business through meetings of the Board and its three standing committees: Audit, Compensation and Governance. The Board held eight meetings during fiscal 2024. Each director attended at least 75% of the total meetings during the fiscal year at which his or her attendance was required. The Lead Director presided at executive sessions of the nonemployee or independent directors at the Board’s meetings.

Board Committees

Each of the Board’s Audit, Compensation and Governance Committees has adopted and operates under a written charter. These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Additional information about each of the Board’s committees follows.

Audit Committee

Key Responsibilities:

●     Select and evaluate the performance of the independent registered public accounting firm;

●      Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

●      Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;

●      Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

●      Review and oversee procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

●      Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

●      Oversee the Company’s risk management function, including the steps management takes to manage the Company’s key areas of risk; and

●      Oversee the Company’s compliance function, including the Company’s compliance program and the Code of Ethical Business Conduct.

Stephen M. Lacy

William A. Newlands

Debbra L. Schoneman

Sally J. Smith, Chair

Steven A. White

Michael P. Zechmeister

10 meetings in fiscal 2024

Each member of the Audit Committee is financially literate as determined by the Board. The Board has also determined that each of Mr. Lacy, Ms. Schoneman, Ms. Smith and Mr. Zechmeister is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The duties of the Compensation Committee include the following:

●      Establish compensation arrangements for the CEO and all other senior officers of the Company;

●      Engage a compensation consultant to review the Company’s compensation programs;

●      Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

●     Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

●      Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Prama Bhatt Stephen M. Lacy, Chair Christopher J. Policinski Sally J. Smith Michael P. Zechmeister 6 meetings in fiscal 2024

Governance Committee

The duties of the Governance Committee include the following:

●      Establish criteria for new directors and evaluate potential candidates;

●      Make recommendations to the Board regarding the composition of Board committees;

●      Make recommendations to the Board of an independent director for election as Lead Director and review the Lead Director’s tenure;

●      Review the Company’s executive succession plans;

●      Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

●      Monitor the Company’s overall approach to environmental, social and governance matters;

●      Evaluate objectives and policies regarding the Company’s management of its human resources; and

●      Oversee the annual evaluation of the Board.

Gary C. Bhojwani, Chair Elsa A. Murano William A. Newlands Debbra L. Schoneman Steven A. White 7 meetings in fiscal 2024

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. Our management is responsible for day-to-day risk management of our operations; the Board oversees management through its work as a full Board and through its committees.

The full Board’s oversight of risk includes engaging in a variety of actions. For example:

●	The Board participates in an annual strategic planning retreat with senior management, to enhance its understanding of key risks facing our industry and our business. Discussion of compliance and global impact risk are a part of these discussions.

●	Management’s approach to risk management includes an enterprise risk management, or ERM, process. The ERM process is designed to identify and assess our key risks globally and ensure that actions are taken to mitigate and manage those risks. The Board receives regular reports on management’s ERM work.

●	The Board receives regular reports on food quality and safety risk.

●	The Board approves our annual operating plan and has retained authority to approve significant transactions.

●	The Board receives regular reports on our overall business, the performance of our segments and their financial results, and receives specific presentations on topics relating to risks and risk management.

●	The Board receives education on emerging topics (e.g., cybersecurity, artificial intelligence) to enhance its understanding of risk in our operations.

Our committees also play a key role in risk management. The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls, cybersecurity, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit, risk management and compliance functions, including oversight of our Code of Ethical Business Conduct. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Governance Committee oversees risk in connection with corporate governance practices and our corporate responsibility and global impact initiatives. Each committee makes regular reports of its activities to the full Board.

The Board believes that its oversight of risk is enhanced by its current leadership structure because our CEO, who is ultimately responsible for the Company’s risk management, also chairs Board meetings. His in-depth knowledge of the Company positions him well to bring key business risks and issues to the attention of the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. At the 2024 meeting, 12 of our 13 then-serving directors attended the meeting.

Code of Ethical Business Conduct

We have adopted a Code of Ethical Business Conduct that covers our directors, officers and employees. This Code of Ethical Business Conduct may be found on our Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Stock Ownership Guidelines

Our officers and directors are subject to stock ownership guidelines. Officers are required to hold shares of our common stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on their position. Directors are required to hold shares of our common stock with a value equal to their five-year average annual Board retainer times a multiple of 5. For both officers and directors, the required stock ownership value is divided by the five-year average price of our common stock, based on fiscal year end closing prices. Our officers and directors must hold all shares of our common stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.

The value of shares individually owned, and shares held in our benefit plans are counted toward the guidelines. Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Stock options, restricted stock units and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines. Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance. As of November 29, 2024, all of our directors other than Ms. Schoneman and Mr. Zechmeister had achieved their ownership guideline, as each is still within their initial five years of service. See “Stock Ownership Guidelines” on page 33 for the level of compliance with our guidelines by our named executive officers as of November 29, 2024.

Insider Trading Policy, including Stock Pledging and Hedging Policies

The Board has adopted an insider trading policy governing the purchase, sale, and other transactions in the Company’s securities by directors, officers and employees of the Company, and by the Company itself. In addition, the Company’s Code of Ethical Business Conduct addresses trading stock and other securities legally and references the Company’s insider trading policy. The Company believes its insider trading policy and Code of Ethical Business Conduct are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. The Company’s insider trading policy is filed with the SEC as an exhibit to our Annual Report on Form 10-K.

Our insider trading policy includes a stock pledging policy which prohibits officers and directors, and related parties, from holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Our insider trading policy also includes a hedging policy which prohibits our officers and directors, and related parties, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions (including short selling) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of securities granted to the officer or director as compensation or held directly or indirectly by the officer or director.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to: Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

Our compensation program for nonemployee directors during fiscal 2024 remained unchanged from that provided to directors in fiscal 2023. Directors who also serve as employees are not entitled to any additional compensation for their service on the Board.

For fiscal 2024, our nonemployee directors received a mix of cash retainers and restricted shares for their service. Specifically, nonemployee directors received the following elements of compensation:

●	An annual cash retainer of $100,000 for service on the Board.

●	An annual cash retainer for service on the Board’s standing committees, as follows:

●	$10,000 for Audit Committee membership, or $25,000 for serving as the Chair

●	$7,500 for Compensation Committee membership, or $20,000 for serving as the Chair

●	$5,000 for Governance Committee membership, or $15,000 for serving as the Chair

●	An award of restricted shares of our common stock, with a value of $160,000.

●	For service as the Lead Director, an additional cash retainer of $30,000.

Terms of Restricted Shares. Awards of restricted shares made to nonemployee directors during fiscal 2024 were made pursuant to the terms of the stockholder-approved Hormel Foods Corporation 2018 Incentive Compensation Plan, which we refer to as the Incentive Compensation Plan, and a Restricted Stock Award Agreement between the Company and each nonemployee director. The number of restricted shares granted was based on the value of the award divided by the closing market price of our common stock on the NYSE on the date of grant (rounded to the nearest whole share number). The restricted shares are subject to a restricted period, which expires upon the date of the Company’s next annual stockholders meeting for shares granted to directors elected at the annual stockholders meeting, and expires on the second succeeding annual stockholders meeting for shares granted to a director who joins the Board mid-year. Directors receive declared dividends on, and are entitled to vote, the restricted shares during the restricted period.

Prorated Compensation. Nonemployee directors first elected to the Board other than at the annual stockholders meeting receive a prorated annual retainer and prorated award of restricted shares, in each case based on the percentage of regular Board meetings remaining on the calendar from the time the director joins the Board to the next annual stockholders meeting.

Nonemployee directors appointed as a new committee Chair or member after the date of the annual stockholders meeting receive a pro-rated annual committee retainer based on the percentage of regular Board meetings remaining on the calendar from the time the director takes the new committee assignment to the next annual stockholders meeting.

Payment and Grant Timing. Cash retainers are paid to the Board in two installments, on February 1 and August 1, or the first business day thereafter if such date is not a business day.

For directors elected at the 2024 annual meeting of stockholders, the grant date for the award of restricted shares was February 1, 2024. The closing price of our common stock on the NYSE on February 1, 2024 was $30.86. This price resulted in an award of 5,185 restricted shares of our common stock to each nonemployee director serving on that date.

For Ms. Schoneman, who was appointed to the Board on September 21, 2024, the grant date for her prorated award of restricted shares was September 23, 2024. The closing price of our common stock on the NYSE on such date was $31.48. This price resulted in an award of 2,541 restricted shares to Ms. Schoneman.

Other Programs. Nonemployee directors may defer all or a portion of their cash retainers under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan. If a director elects to participate, their deferred cash fees are multiplied by 105% and credited as fully vested stock units under the plan. The stock units have the same value as our common stock and receive dividend equivalents as declared. Stock units under this plan do not have voting rights. Stock units are paid in shares of our common stock following a director’s termination of service. Prior to adoption of the Incentive Compensation Plan in 2018, nonemployee directors were able to defer all or a portion of their cash retainers under the 2009 Nonemployee Director Deferred Stock Plan on the same terms as those described above.

Program Review and Approval. The Compensation Committee’s current policy is to review the nonemployee director compensation program every other year. After this process was completed in late 2024, the nonemployee director compensation program was not modified. The next regular review of nonemployee director compensation is scheduled to take place in late 2026. During its review, the Committee’s independent compensation consultant, Pearl Meyer, provides advice to the Committee regarding the program. The independent consultant analyzes each element of proposed nonemployee director compensation, as well as the value of the proposed compensation overall, against the programs provided to the same Compensation Peer Group that the Committee uses to evaluate executive compensation. See “Designing the 2024 Compensation Program” on page 32 for a list of these peer companies. Any changes to the nonemployee director compensation program are recommended for approval by the full Board of Directors.

Compensation Earned for Fiscal 2024. The fiscal 2024 compensation of each individual who served as a nonemployee director during our fiscal 2024 (which ran from October 30, 2023 to October 27, 2024) is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2024
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Prama Bhatt	107,500	160,009	--	267,509
Gary C. Bhojwani	115,000	160,009	12,819	287,828
Stephen M. Lacy	130,000	160,009	--	290,009
Elsa A. Murano	105,000	160,009	--	265,009
Susan K. Nestegard(5)	--	--	8,065	8,065

DIRECTOR COMPENSATION FOR FISCAL 2024
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
William A. Newlands	145,000	160,009	8,129	313,138
Christopher J. Policinski	107,500	160,009	37,169	304,678
Jose Luis Prado(6)	52,500	160,009	10,518	223,027
Debbra L. Schoneman(7)	57,500	79,991	--	137,491
Sally J. Smith	132,500	160,009	26,468	318,977
Steven A. White	115,000	160,009	26,461	301,470
Raymond G. Young(8)	57,500	--	--	57,500
Michael P. Zechmeister	117,500	160,009	--	277,509

(1)	Consists of cash retainers, including amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan.

(2)	Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation). Each nonemployee director other than Ms. Nestegard, Ms. Schoneman and Mr. Young received an award of 5,185 restricted shares on February 1, 2024 (based on a closing market price of $30.86). Ms. Nestegard’s term expired on January 30, 2024 and she thus did not receive an award of restricted shares for 2024. Ms. Schoneman, who was appointed to the Board on September 21, 2024, received an award of 2,541 restricted shares on September 23, 2024 (based on a closing market price of $31.48). Mr. Young resigned from the Board on February 1, 2024 and thus did not receive an award of restricted shares for 2024.

(3)	As of October 27, 2024, nonemployee directors held the following number of unvested shares of restricted stock:

Name	Unvested Shares of Restricted Stock (#)
Prama Bhatt	5,185
Gary C. Bhojwani	5,185
Stephen M. Lacy	5,185
Elsa A. Murano	5,185
Susan K. Nestegard(5)	--
William A. Newlands	5,185
Christopher J. Policinski	5,185
Jose Luis Prado(6)	--
Debbra L. Schoneman(7)	2,541
Sally J. Smith	5,185
Steven A. White	5,185
Raymond G. Young(8)	--
Michael P. Zechmeister(9)	9,291

(4)	Consists of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan and the 2009 Nonemployee Director Deferred Stock Plan.

(5)	Ms. Nestegard’s term expired on January 30, 2024.

(6)	Mr. Prado resigned from the Board on March 25, 2024.

(7)	Ms. Schoneman joined the Board on September 21, 2024 and therefore received a prorated grant of restricted shares for 2024; the restricted period on these shares will lapse upon completion of the Annual Meeting in 2026, if Ms. Schoneman is still serving as of that date.

(8)	Mr. Young resigned from the Board on February 1, 2024.

(9)	Mr. Zechmeister joined the Board on March 27, 2023 and therefore received a prorated grant of restricted shares for 2023; the restricted period on these shares will lapse upon completion of the Annual Meeting in 2025, if Mr. Zechmeister is still serving as of that date.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2024 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Committee also has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2024 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 27, 2024, for filing with the SEC.

AUDIT COMMITTEE

Sally J. Smith, Chair

Stephen M. Lacy

William A. Newlands

Debbra L. Schoneman

Steven A. White

Michael P. Zechmeister

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for the fiscal years ended October 27, 2024 and October 29, 2023 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2024	Fiscal 2023
Audit fees	$3,081,295	$2,789,893
Audit-related fees	$199,500	$303,400
Tax fees	--	--
All other fees	--	--

Audit Fees. Audit fees are for the audit of our financial statements and the audit of internal control over financial reporting. Audit fees also include reviews of the financial statements included in our quarterly reports on Form 10-Q, accounting consultations, the issuance of comfort letters, and statutory audits required internationally.

Audit-Related Fees. Audit-related fees are for services related to the performance of the audit. These services consist of benefit plan audits. Additional fees were incurred in fiscal 2023 due to additional audits relating to a change in fiscal year for our benefit plans.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval by the Committee of audit and nonaudit services provided to the Company by the independent registered public accounting firm. The Committee approves all audit and nonaudit fees in advance.

Pursuant to its policies, the Committee preapproved all of the services performed by Ernst & Young during fiscal years 2024 and 2023.

ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 26, 2025. Ernst & Young has served as our public auditors since 1931. The Audit Committee believes that the continued retention of Ernst & Young to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending October 26, 2025. Stockholder approval of this appointment is not required. However, the Board is requesting ratification in order to obtain our stockholders’ views. If the appointment is not ratified, the Audit Committee may reconsider its selection.

Representatives of Ernst & Young are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by us to be beneficial owners of more than five percent of our common stock, as of November 29, 2024, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L Austin, Minnesota 55912	256,433,116(1)	46.71%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355	34,806,061(2)	6.34%

(1)	The Hormel Foundation, or Foundation, holds 29,909,612 of such shares as individual owner and 226,523,504 of such shares as trustee of various trusts. The Foundation, as trustee, votes the shares held in trust. The Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of principal and accumulated income in various trusts. These interests are to be distributed when the trusts terminate, which will occur upon the expiration of twenty-one years after the death of designated beneficiaries, all of whom are deceased as of August 13, 2021.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation, as of November 29, 2024, are: Chair, Jeffrey M. Ettinger, former Chairman of the Board, President and CEO of Hormel Foods; Vice Chair, Bonnie B. Rietz,

former Mayor of the City of Austin, MN; Treasurer, Roland G. Gentzler, former Vice President, Finance and Treasurer of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin, MN; Diane B. Baker, CEO of YMCA of Austin, Minnesota, appointed by the YMCA of Austin, MN; Dr. Mark R. Ciota, former President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin, appointed by Mayo Clinic Health System-Austin; Dr. Robert C. Clarke, Executive Director, The Hormel Institute, Austin, MN, appointed by the University of Minnesota, Hormel Institute; Thomas J. Dankert, Director of Administrative Services for the City of Austin, MN, appointed by the City of Austin, MN; Jon W. Erichson, former City Engineer and Public Works Director for the City of Austin, MN; Nitaya C. Jandragholica, Cultural Liaison and Spanish Interpreter, Mower County, MN; Michelle M. King, Attorney, Mower County, MN; Randall J. Kramer, former Certified Financial Planner, Austin, MN; Molly S. Lanke, Executive Director, United Way of Mower County, Inc., appointed by the United Way of Mower County; Dr. Kathleen Linaker, President, Riverland Community College, appointed by the Riverland Community College Austin campus; Dr. Joey M-H Page, Superintendent of Austin Public Schools, appointed by Austin Public Schools; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin, MN, appointed by Cedar Valley Services; Sara Y. Salas-Ramirez, Executive Director, Parenting Resource Center, Inc., Austin, MN, appointed by the Parenting Resource Center; James P. Snee, Chairman of the Board, President and CEO of Hormel Foods; and Captain John A Woodard, Commanding Officer, The Salvation Army of Austin, appointed by the Salvation Army of Austin.

(2)	Based on information provided in Amendment No. 7 to a Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group, Inc. reported it has shared power to vote 375,659 shares, sole power to dispose of 33,526,969 shares, and shared power to dispose of 1,279,092 shares.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of our common stock by current directors, director nominees, executive officers named in the Summary Compensation Table, and all current directors and executive officers of the Company as a group, as of November 29, 2024, is shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Right to Acquire Within 60 Days(2)	Percent of Class
Colleen R. Batcheler	-	-	-
Prama Bhatt	20,140	-	*
Gary C. Bhojwani	61,235	-	*
Deanna T. Brady(3)(4)	87,453	325,175	*
Stephen M. Lacy	82,065	-	*
Elsa A. Murano	94,583	-	*
Kevin L. Myers(3)	29,616	272,021	*
William A. Newlands	33,025	-	*
Christopher J. Policinski	103,786	-	*
Debbra L. Schoneman	2,541	-	*
Jacinth C. Smiley(3)	15,471	98,900	*
Sally J. Smith	73,392	-	*
James P. Snee(3)	227,585	1,766,502	*
Steven A. White	71,861	-	*
Michael P. Zechmeister	9,291	-	*
All Directors and Executive Officers as a Group (23 persons)(3)	1,010,562	2,965,394	0.72%

* One percent or less.

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares. Holdings are rounded to the nearest full share.

(2)	Consists of shares subject to stock options exercisable on or within 60 days of November 29, 2024, RSUs which vest pursuant to the vesting schedule on or within 60 days of November 29, 2024, and RSUs eligible for vesting due to a qualified retirement on or within 60 days of November 29, 2024.

(3)	Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k) and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(4)	Ms. Brady retired as of October 27, 2024 and her holdings noted here are as of such date.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than 10% of Company common stock to file with the SEC reports of their initial ownership and changes in their ownership of Company common stock. Based solely on a review of copies of reports filed by the reporting persons and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filings requirements on a timely basis during fiscal 2024, except that Ms. Deanna Brady, Mr. Mark Coffey, Mr. Paul Kuehneman, Mr. Pierre Lilly, Dr. Kevin Myers, Mr. Swen Neufeldt, Mr. Mark Ourada, and Mr. James Snee each had one late filing reporting the withholding of shares to satisfy withholding taxes upon vesting of an RSU grant due to an administrative oversight by the Company, and Mr. Kuehneman had one late filing reporting the purchase of shares due to an administrative error by his broker.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 27, 2024.

COMPENSATION COMMITTEE

Stephen M. Lacy, Chair

Prama Bhatt

Christopher J. Policinski

Sally J. Smith

Michael P. Zechmeister

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program aims to attract, retain and reward high caliber management talent to lead our business and drive long-term stockholder value. This Compensation Discussion and Analysis describes and analyzes the program. Specifically, we describe and analyze the program’s application to the executive officers listed in the Summary Compensation Table (our “named executive officers,” or “NEOs”). For fiscal 2024, our NEOs were:

Name	Position/Title
James P. Snee	Chairman of the Board, President and Chief Executive Officer
Jacinth C. Smiley	Executive Vice President and Chief Financial Officer
Deanna T. Brady(1)	Executive Vice President, Retail
Colleen R. Batcheler(2)	Senior Vice President, External Affairs and General Counsel
Kevin L. Myers	Senior Vice President, Research & Development and Quality Control

(1)	Ms. Brady retired from the Company on October 27, 2024.

(2)	Ms. Batcheler joined the Company on June 10, 2024.

2024 Business Highlights

Fiscal 2024 presented a dynamic operating environment for Hormel Foods. Shortly before the start of the fiscal year, we announced our initiative to Transform and Modernize (“T&M”) Hormel Foods for growth. This initiative is focused on transforming our supply chain, minimizing portfolio complexity, investing in data and technology and enhancing people and processes. We expect significant operating profit benefits from this initiative, and to leverage those benefits as strategic fuel for growth in our core business. Teams across our company made execution of T&M projects a priority during fiscal 2024. Also during fiscal 2024, we faced a complex consumer environment, which impacted each of our reportable segments. We also faced headwinds associated with a steep year-over-year decline in whole bird turkey commodity markets and a production disruption at our Suffolk, Virginia snack nuts facility. Nonetheless, our team demonstrated solid execution of our strategy, the power of our portfolio and the resilience of our team.

Our fiscal 2024 results included net sales of $11.9 billion, operating margin of 9.0%, diluted net earnings per share (or EPS) of $1.47, and record cash flow from operations of $1.3 billion. In our segments, we delivered strong growth for some of our most strategic Retail brands, such as Hormel® Black Label®, Jennie-O®, SPAM® and Applegate®; above-industry growth in our Foodservice segment; and in our International segment, a solid year-over-year recovery. For our T&M initiative, we captured significant year-one benefits to operating income and expect to achieve even greater incremental benefits from our work in fiscal 2025.

Our results enabled us to return significant value to our stockholders. During fiscal 2024, we paid a record $615 million of dividends. In November 2024, the Board of Directors approved a $0.03 per share (3%) increase to our annual dividend rate, resulting in an annualized dividend rate for fiscal 2025 of $1.16 per share. The November 2024 increase represents our 59th consecutive annual dividend increase.

The following chart outlines the total shareholder return, or TSR, associated with a $100 investment in our common stock, and three other broader-based investment alternatives, over a variety of time-periods ended as of October 25, 2024, which was the last trading day in our fiscal 2024, including the impact of a reinvestment of dividends.

Total Shareholder Return
Ended October 25, 2024	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods Corporation	2.5%	-16.0%	-7.2%	-2.8%	3.9%
S&P 500 Packaged Foods and Meats Index	13.0%	-1.0%	4.5%	6.0%	5.9%
Dow-Jones Industrials Average	29.9%	13.2%	5.5%	9.3%	9.6%
S&P 500 Index	43.1%	23.9%	9.7%	15.8%	13.5%

Compensation Outcomes

The Compensation Committee designs our executive compensation program to incent and reward the achievement of strong financial performance and long-term returns to stockholders. Based on the Company’s performance in fiscal 2024, our NEOs received compensation relative to targeted amounts as follows:

●	Operators’ Shares, the payment of which are tied to achievement of our EPS goals, were earned at a rate approximating 94% of target;

●	Payouts on our Annual Incentive Plan, or AIP, to the NEOs were earned at 83% and 84% of target. As described below, 2024 AIP awards were tied to the achievement of a combination of Company earnings before interest and taxes (or EBIT), Net Sales and employee engagement metrics. For all NEOs other than Ms. Brady, the applicable Net Sales metric was total Company Net Sales. For Ms. Brady, the metric was Retail Segment Net Sales; and

●	Payouts under the cash-based component of our long-term incentive plan, or LTIP, with a three-year performance period that ended in June 2024 were not earned. Our common stock’s three-year relative TSR was below the threshold for a payout.

The Compensation Committee believes that these compensation outcomes appropriately reflect a pay for performance philosophy, and an approach in which management’s interests remained aligned with those of our stockholders.

Our Fiscal 2024 Executive Compensation Program

Compensation Objectives

The Company’s executive compensation program is designed to achieve two primary goals:

●	Attract and retain highly qualified executives; and

●	Incent our executives to deliver financial results that create long-term stockholder value.

We believe these two goals are best achieved by providing a competitive total compensation program that offers competitive fixed pay (i.e., base salary and benefits) along with opportunities for variable, performance-based pay.

Total compensation for our NEOs is leveraged toward performance-based compensation rather than base salary. Performance-based compensation is comprised of both short-term and long-term incentives. We believe that providing an appropriate balance of short-term and long-term incentives encourages executives to properly balance the need for consistent annual performance and long-term performance.

Principal Components of Pay

To accomplish the objectives of our executive compensation program for fiscal 2024, the principal elements of our program for our NEOs consisted of the following:

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Share Incentive Plan	EPS	Annual	Low/Moderate	5 – 15%
AIP	Company EBIT, Company Net Sales, Segment Net Sales, Employee Engagement	Annual	Moderate/High	15 – 25%
Cash-Based LTIP	Relative TSR, Organic Net Sales Growth, Return on Invested Capital	3-years	High	15 – 35%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	13 – 20%
RSUs	Stock price	3-year vesting	Moderate	13 – 20%

We describe each of these elements in more detail in the pages that follow.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an NEO’s total direct compensation opportunity. In keeping with the Company’s focus on paying for performance, base salaries are generally below competitive median levels. As of March 4, 2024 (the annual merit increase effective date) or, for Ms. Batcheler, her date of hire, the annualized rate of base salary for each of our NEOs was as follows:

Name	2024 Base Salary – Annualized Rate
James P. Snee	$1,050,000
Jacinth C. Smiley	$575,000
Deanna T. Brady	$555,000
Colleen R. Batcheler	$555,000
Kevin L. Myers	$415,000

Salary levels are based on competitive pay levels and the executive’s experience, responsibilities and performance. Ms. Smiley and Dr. Myers received salary increases of 11% and 4%, respectively, in fiscal 2024, based upon the Committee’s review of these factors.

Incentive Plans

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value creation. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation, and the Operators’ Share Incentive Plan, AIP and LTIP each emphasize profitability and returns as well as progress towards employee engagement initiatives. Performance goals set forth in each of these plans are based on the annual operating plan approved by the Board of Directors. Incentives are granted under the Hormel Foods Corporation 2018 Incentive Compensation Plan, which we refer to as the Incentive Compensation Plan. The Incentive Compensation Plan is administered by the Compensation Committee and is utilized for short-term and long-term incentives and for cash and equity compensation programs. Details on each of these incentive plans follows.

Operators’ Share Incentive Plan

The Hormel Foods Corporation 2018 Operators’ Share Incentive Compensation Subplan, or Operators’ Share Plan, pursuant to the Incentive Compensation Plan, is a short-term incentive program. The concept of the Operators’ Share Plan has been in place at the Company since 1932. During fiscal 2024, approximately 160 individuals participated in the Operators' Share Plan, including each of the NEOs.

This annual cash incentive plan rewards employee participants for achieving Company financial performance, as measured by EPS.

Upon becoming eligible for plan participation, an employee receives a grant of Operators’ Shares. Operators’ Shares are phantom units, not actual shares of our common stock nor the right to receive the value of our stock. Operators’ Shares represent the right to receive performance-based cash compensation.

The Compensation Committee determines grants of Operators’ Shares to the NEOs. Operators’ Shares are awarded at a level that seeks to result in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service, the individual’s role and span of responsibility, and individual performance. The Committee grants Operators’ Shares at a level such that the total value of an NEO’s base pay plus the projected value of the Operators’ Shares approximates the 50th percentile of the competitive market data for base pay. For fiscal year 2024, our NEOs held the following number of Operators’ Shares:

Name	Operators’ Shares (#)
James P. Snee	200,000
Jacinth C. Smiley	80,000
Deanna T. Brady	80,000
Colleen R. Batcheler	60,000
Kevin L Myers	70,000

How the Plan Works

For fiscal 2024, the target value of a participant’s Operators’ Shares was an amount equal to the Company’s targeted annual EPS for fiscal 2024, $1.56, multiplied by the number of Operators’ Shares the participant held. For example, if a participant held 100 Operators’ Shares and the Company’s target EPS for the year was $1.00, the participant’s targeted award under the Operators’ Shares would be $100. For purposes of the plan, EPS refers to the Company’s diluted net earnings per share, as reported in our financial statements filed with the SEC.

Participants receive payments on their Operators’ Shares throughout the year. On each dividend payment date for our common stock, participants in the Operators’ Share Plan receive dividend equivalents on each Operators’ Share granted. These dividend equivalents are cash payments in an amount equal to the per share dividend declared on a share of Company common stock multiplied by the number of Operators’ Shares granted.

Following the end of the fiscal year, each participant in the plan is eligible for an additional payment equal to the positive difference, if any, between (1) the value received by multiplying the Company’s full year EPS by the number of Operators’ Shares granted to the participants and (2) the total value of “dividend equivalents” actually received during the fiscal year. Participants do not repay amounts to the Company if the calculation results in a negative value.

Based on EPS for fiscal 2024 of $1.47 per share, the Operators’ Shares were earned at 94% of target. Accordingly, each NEO received Operators’ Shares payments in the following amounts for fiscal 2024:

Name	Fiscal 2024 Operators’ Shares Payments
James P. Snee	$294,000
Jacinth C. Smiley	$117,600
Deanna T. Brady	$117,600
Colleen R. Batcheler(1)	$33,923
Kevin L. Myers	$102,900

(1)	For Ms. Batcheler, reflects a prorated portion of an annualized award of 60,000 Operators’ Shares, based on eligible days worked during the plan period.

Annual Incentive Plan

For fiscal 2024, the AIP provided participants the opportunity to earn a cash payment based on the Company’s annual performance against a set of pre-defined performance metrics. For fiscal year 2024, target awards for our NEOs under the AIP were as follows:

Name	Value of Fiscal 2024 AIP Award at Target
James P. Snee	$1,850,000
Jacinth C. Smiley	$625,000
Deanna T. Brady	$550,000
Colleen R. Batcheler(1)	$203,846
Kevin L. Myers	$315,000

(1)	For Ms. Batcheler, reflects a prorated portion of an annualized target incentive of $530,000.

Target award amounts under the AIP for the NEOs are based on the participant’s role and span of responsibility and the competitive market data. Mr. Snee, Ms. Smiley, Ms. Brady and Dr. Myers each received increases in their target AIP award for fiscal 2024, based upon the Committee’s review of these factors.

How the Plan Works

For fiscal 2024, the Compensation Committee selected EBIT, Net Sales and employee engagement as the AIP metrics. Performance levels at threshold, target, and maximum, and their corresponding payout levels, were established at the beginning of the fiscal year.

The fiscal 2024 AIP design, goals and plan performance were as follows:

	2024 AIP Metrics
	Total Company EBIT	Total Company Net Sales	Retail Segment Net Sales	Employee Engagement			Total
				Belonging	Inclusion	Appreciating Differences
Metric Weighting	80%	10% (Dependent on Role)		3.34%	3.33%	3.33%	100%
Target Level of Performance (1)	$1.162 billion	$12.428 billion	Not Disclosed	72	78	78	--
Achieved Level of Performance	$1.093 billion	$11.921 billion	$7.374 billion	72	76	76	--
Attainment as a % of Target (2)	94%	96%	Not Disclosed	100%	50%	50%	--

(1)	We believe that the target-level goals in the fiscal 2024 AIP can be characterized as requiring strong performance. Based on our historical performance, the Compensation Committee believed that attainment of this performance level, although uncertain, was reasonably possible. Threshold goals were more likely to be achieved, and the goals associated with a maximum payout would have required exceptional levels of performance. We have omitted Retail Segment Net Sales goals as confidential and proprietary information.

(2)	For Total Company EBIT and Total Company Net Sales or Retail Segment Net Sales: threshold performance of 80% of the Target Level of Performance would fund the AIP at 50% of target for each of these metrics; target performance of 100% of the Target Level of Performance would fund the AIP at 100% of target for each of these metrics; and maximum performance of 110% of the Targeted Level of Performance would fund the AIP at 200% of the targeted amount for each of these metrics. For the employee engagement metrics, the funding payout ranged from 0 to 200% of target based on the Company’s results. Awards are interpolated between discrete percentages.

For fiscal 2024, the calculation of the AIP metrics was as follows:

●	Total Company EBIT was calculated by deducting cost of products sold and our operating expenses from total Company Net Sales, as reported in our financial statements filed with the SEC.

●	Total Company Net Sales and Segment Net Sales were equal to our Net Sales as reported in our financial statements filed with the SEC for the total company or Retail Segment, as applicable.

●	Employee engagement was calculated based on the results of employee engagement surveys across three areas of questioning that we believe are strong indicators of employee engagement: Belonging, Inclusion and Appreciating Differences. Employees were surveyed twice in fiscal 2024, and the scores on these surveys were averaged.

The Committee retained discretion to adjust the amount of any award payout. The Committee also retained authority to modify a performance period and/or adjust or waive the achievement of performance goals for unusual or infrequently occurring events.

Adjustments to Total Company EBIT were made in fiscal 2024 to remove the impact of expenses associated with litigation settlements and the gain realized on the sale of a business. See “Use of Adjustments in Incentive Compensation Plans” on page 35.

The actual fiscal 2024 AIP payouts to our NEO were as follows:

Name	Fiscal 2024 Target Incentive	Fiscal 2024 AIP Payout	AIP Payout as % of Target
James P. Snee	$1,850,000	$1,548,450	84%
Jacinth C. Smiley	$625,000	$523,125	84%
Deanna T. Brady	$550,000	$458,975	83%
Colleen R. Batcheler(1)	$203,846	$170,619	84%
Kevin L. Myers	$315,000	$263,655	84%

(1)	For Ms. Batcheler, reflects a prorated portion of an annualized target incentive of $530,000.

Prior to fiscal 2024, the AIP included a modifier to Total Company EBIT based on our Return on Assets (calculated by dividing our net earnings by our average total assets). The Committee removed this modifier from the 2024 AIP plan design, as the Committee chose to instead include a Return on Invested Capital, or ROIC, metric in the LTIP, as discussed below. Further, for fiscal 2024, the Committee eliminated the use of separate AIP profit metrics and targets for business segment NEOs. The Committee believes this approach is appropriate in light of the significant transformation underway at the Company through its T&M initiative, and the importance of delivering against our Total Company profit and growth targets. The approach also simplified the program, by eliminating the need to specifically allocate T&M benefits to individual reportable segments for AIP purposes.

Long Term Incentives

Our NEOs are also eligible for a set of incentive opportunities that are designed to compensate them for performance over a longer period. During fiscal 2024, these opportunities were provided in the form of cash-based LTIP performance awards, stock options and restricted stock units, or RSUs, each granted under the Incentive Compensation Plan.

Following discussion with its independent compensation consultant, the Committee approved a change in the retirement definition for cash-based LTIP performance awards, stock options and RSUs granted in 2024 and forward. Previously, a qualifying retirement for determining continued and accelerated vesting under these awards was at least 55 years of age with at least fifteen (15) years of service, or age 65 or older. For awards granted in and after fiscal 2024, a qualifying retirement is at least 55 years of age with at least fifteen (15) years of service or age 60 or older with at least five (5) years of service.

Cash-Based Long Term Incentive Plan

Our cash-based LTIP is designed to provide a small group of key employees selected by the Compensation Committee with an incentive to maximize stockholder value. LTIP performance awards granted for fiscal 2024 provide an incentive opportunity based on several company financial metrics, including organic net sales growth, return on invested capital, or ROIC, and the Company’s long-term TSR performance compared to a peer group.

How the LTIP Performance Awards Work

Under the LTIP, the Compensation Committee grants each participant, including each of the NEOs, a target dollar award opportunity covering a three-year performance period. Participants can have up to three overlapping LTIP performance awards outstanding at any time.

Prior to fiscal 2024, the sole performance metric in the LTIP was relative TSR. The LTIP award outstanding for the performance period that ended in June 2024, and the period that will end in June 2025 are based solely on relative TSR. For the three-year performance cycle beginning in fiscal 2024, however, the LTIP performance awards were redesigned to include three metrics:

●	Relative TSR, weighted 50%

●	ROIC, weighted 25%, and

●	Organic Net Sales Growth, weighted 25%

Relative TSR: Our calculation of relative TSR under the LTIP measures the change in our stock price during the performance period and assumes a reinvestment of any dividends paid. For awards granted in 2024, if our actual relative TSR for the three-year period is at the 50th percentile of the peer group, then this component of the program is funded at target levels. If our actual relative TSR ranks highest among the peers, then the award payout for this component of the program equals three times the target opportunity. This component of the program is not funded unless our actual relative TSR is above the 25th percentile of the peers for the performance period. Awards will be interpolated for Company performance between these discrete points.

ROIC: For purposes of the fiscal 2024-2026 LTIP, we calculate ROIC for the last year in the performance period, recognizing that business decisions made in the first two years of the performance period impact such ROIC, by dividing our Net Earnings by our Invested Capital.

●	Net Earnings means our annual earnings after taxes for the final year in the performance period, as set forth in our financial statements as filed with the SEC; and

●	Invested Capital means the five-quarter average of our Total Debt and Shareholders’ Investment, as set forth in our financial statements as filed with the SEC. The five quarters will be the 4th quarter of the second year of the performance period and the 1st, 2nd, 3rd and 4th quarters of the final year of the performance period.

If our ROIC is 10%, then this component of the program is funded at target award levels. The Committee may adjust ROIC to exclude the impact of accretion expense, goodwill impairment, charges for reorganizing or restructuring, charges from asset write-downs, acquisitions or divestitures, foreign exchange gains or losses, changes in accounting principles or tax laws, rules or regulations, and extraordinary, unusual, transition, one-time and/or non-recurring items as determined by the Committee from time-to-time.

Organic Net Sales Growth: We calculate Organic Net Sales Growth for purposes of the fiscal 2024-2026 LTIP by determining the percentage year-over-year growth in Net Sales, excluding the impact, if any, of acquisitions and divestitures, for each fiscal year during the applicable performance period. If our Organic Net Sales Growth for the three-year period beginning in fiscal 2024 is 2.50%, then this component of the program is funded at target award levels. The Committee may adjust Organic Net Sales Growth for extraordinary, unusual, transition, one-time and/or non-recurring items as determined by the Committee from time-to-time.

We believe that the target-level goals in the fiscal 2024 LTIP can be characterized as requiring strong performance. Based on our historical performance, the Compensation Committee believes that attainment of the target performance level for each metric, although uncertain, is reasonably possible. Threshold goals are more likely to be achieved, and the goals associated with a maximum payout will require exceptional levels of performance.

Notwithstanding the Committee’s decision to move away from a single-metric approach in the LTIP, thereby increasing our NEOs ability to receive a payout on these awards without regard to conditions over which they do not have direct control, the Committee felt that the program should continue to be weighted most heavily towards a relative performance metric. The Committee has attempted to design the LTIP awards in a manner that serves as a balance against the absolute performance nature of the stock options and RSUs provided to the NEOs. In other words, if our TSR over a three-year period underperforms the TSR of a peer group in a broader stock market that is very strong, the stock options and shares received upon vesting of the RSUs may be valuable, but the LTIP awards will be worth less. Conversely, if our TSR over a three-year period outperforms that of our peers in a very weak stock market, the options and shares received upon vesting of the RSUs may be worth less, but the LTIP awards would generate value.

For the fiscal 2024 through fiscal 2026 cycle of the LTIP, the Compensation Committee selected the following peer group of publicly traded food industry companies for use in calculating relative TSR.

The Campbell Company	The Hain Celestial Group, Inc.	PepsiCo Inc.
The Clorox Company	The Hershey Company	Pilgrim’s Pride Corporation
The Coca-Cola Company	The J.M. Smucker Company	Post Holdings, Inc.
Conagra Brands, Inc.	Kellanova (fka Kellogg Company)	Seaboard Corporation
Flowers Foods, Inc.	The Kraft Heinz Company	TreeHouse Foods, Inc.
Fresh Del Monte Produce Inc.	McCormick & Company, Inc.	Tyson Foods, Inc.
General Mills, Inc.	Mondelez International, Inc.

This peer group is the same as the LTIP peer group approved for the June 2022 through June 2025 cycle of the program, except that Sanderson Farms Inc. was removed due to its being acquired and becoming a private company.

LTIP award payouts are capped at three times the target award; such an outcome would require exceptional performance. The Committee retains discretion to reduce the amount of any award payout.

Other Change to the LTIP for Fiscal 2024

In addition to changing the metrics in the LTIP for fiscal 2024, the Committee changed the performance periods associated with the program. Prior to fiscal 2024, awards followed a June-to-June performance cycle. Beginning with the fiscal 2024 grants, the awards follow our fiscal year. As a result of this change, which is administratively simpler, there were no LTIP performance awards granted in June 2023 and the fiscal 2024 grants included a prorated transitionary target amount added to the annual grant, commensurate with the pro-rated annual amount relating to the gap in cycle timing.

Further, while the newly added metrics (ROIC and Organic Net Sales Growth) are being measured based on fiscal year performance over a three-year period, the relative TSR performance for the fiscal 2024-2026 awards is being measured from June 16, 2023 (when the 2023 cycle would have started) through October 25, 2026 (the last day of fiscal 2026) to eliminate any gap in the measurement of performance of that metric.

Target awards for our NEOs under each cycle of the LTIP outstanding during fiscal 2024 was as follows:

Name	Target Award: June 2021 through June 2024(1)	Target Award: June 2022 through June 2025(1)	Target Award: Fiscal 2024 through Fiscal 2026(2)
James P. Snee	$3,350,000	$3,500,000	$4,471,100
Jacinth C. Smiley	$400,000	$450,000	$617,300
Deanna T. Brady	$385,000	$500,000	$770,665
Colleen R. Batcheler(3)	N/A	$153,654	$373,590
Kevin L. Myers	$230,000	$240,000	$283,650

(1)	For these LTIP performance periods, awards are based solely on relative TSR. For the performance period ending in June 2024, our relative TSR was below threshold, resulting in no payout.

(2)	Includes the value of transition grants made as a result of the change in performance cycle timing in the following amounts: Mr. Snee - $471,100; Ms. Smiley - $67,300; Ms. Brady - $70,665; and Dr. Myers - $33,650.

(3)	For Ms. Batcheler, reflects prorated participation in each cycle based on her length of service during the relevant performance period, based on a target award of $470,000 for a full performance period.

In setting the cash incentive target for each participant, the Committee considers the responsibilities of the employee, his or her contributions to the Company’s success, and competitive market data. Upon review of these factors, Mr. Snee, Ms. Smiley, Ms. Brady and Dr. Myers received increases in their target LTIP awards for the three-year cycle beginning in fiscal 2024. If, during any three-year performance period, a subsequent target award is increased or decreased due to a promotion or job change, that change will be applied to any existing target awards as of the subsequent award’s grant date.

Equity-Based Incentives

The Incentive Compensation Plan also allows the Compensation Committee to grant several types of equity awards to employees, including stock options, RSUs and other stock-based awards. To further align the interests of our NEOs with those our stockholders, our executive compensation program for 2024 included the granting of stock options and RSUs.

The Committee determined the total equity award value to be granted to each of our NEOs in a manner meant to generally reflect the Committee’s assessment of the influence an employee’s position has on stockholder value. The Committee took into consideration the individual’s contributions to the Company during the last fiscal year, potential for contributions in the future, and market data. Based on its review of these factors, Ms. Smiley, Ms. Brady and Dr. Myers received increases in the total value of their targeted equity for fiscal 2024.

For fiscal 2024, the total equity award value was delivered to our NEOs 50% in the form of stock options and 50% in the form of RSUs, as follows:

Name	Total Targeted Equity Value for Fiscal 2024 ($)	Stock Options Granted for Fiscal 2024 (#) (1)	RSUs Granted for Fiscal 2024 (#) (2)
James P. Snee	$4,000,000	359,100	64,809
Jacinth C. Smiley	$1,000,000	82,600	15,793
Deanna T. Brady	$900,000	74,400	14,214
Colleen R. Batcheler(3)	$470,000	40,100	7,668

Name	Total Targeted Equity Value for Fiscal 2024 ($)	Stock Options Granted for Fiscal 2024 (#) (1)	RSUs Granted for Fiscal 2024 (#) (2)
Kevin L. Myers	$420,000	34,700	6,633

(1)	The number of stock options granted was calculated by dividing the intended grant value to be delivered by the Black-Scholes value, rounded to the nearest 100 shares.

(2)	The number of RSUs granted was calculated by dividing the intended value to be delivered by the closing market price of our common stock on the NYSE on the date of grant, rounded up to the nearest whole unit.

(3)	For Ms. Batcheler, reflects a prorated portion of an annualized target equity award value of $940,000. Ms. Batcheler also received a one-time award of 4,894 RSUs, reflecting a grant date value of $150,000, in connection with her hiring.

How the Stock Options and RSUs Work

Stock options are intended to provide long-term performance-based compensation tied specifically to increases in the price of our stock, aligning the financial interests of our NEOs with those of our stockholders. Stock options granted in fiscal 2024 vest equally over a four-year period and have a term of ten years. This extended vesting period and term encourage NEOs to balance how business decisions made in the near-term affect the Company’s long-term stock price performance. Stock options are always granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant.

RSUs have a three-year cliff vesting schedule, which serves as a retention incentive. Upon vesting, each RSU is settled in the form of a share of freely tradeable common stock. RSUs are credited with dividend equivalents in the form of additional RSUs each time a cash dividend is paid on our common stock. The declared dividends multiplied by the number of RSUs held are deemed reinvested in additional RSUs based on the market value of our common stock on the dividend payment date. Such additional RSUs are subject to the same terms as the underlying RSUs, including the timing of vesting and settlement.

Stock options and RSUs are granted annually in December following our release of year-end financial results, for all eligible employees, including the NEOs, except the CEO. This practice ensures that grant dates cannot be manipulated for a more favorable exercise price or market price. The Committee determined to make the CEO’s stock option and RSU grants effective the same date as the nonemployee directors’ restricted share grants, which is February 1st or the first business day thereafter. This date was chosen because it falls shortly after conclusion of the annual CEO evaluation process. See “Equity Grant Timing” on page 35 for additional information.

Other Fiscal 2024 Compensation Programs

We offer a package of core employee benefits to our employees, including our NEOs. With respect to health and welfare benefits, we offer health, dental, and vision coverage and life and disability insurance. The Company and employee participants share in the cost of these programs.

With respect to retirement benefits, we maintain several plans in which the NEOs were eligible to participate during fiscal 2024.

Pension Plans

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees, including the NEOs. The defined pension benefits have been modified in recent years.

Prior to December 31, 2016, we maintained the Pension Plan (Traditional Pension Plan) for substantially all salaried employees. Effective December 31, 2016, the benefit under this plan was frozen. Mr. Snee, Ms. Brady and Dr. Myers have a frozen benefit under this plan.

The base benefit under this plan is 0.95% of the average annual covered compensation multiplied by the years of benefit service, limited to 40 years, at retirement. The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years. Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years as of December 31, 2016. For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and AIP payments. Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage base during the participant’s working life.

Effective January 1, 2017, substantially all salaried employees, including the NEOs employed as of that date, became eligible to participate in a new Pension Plan, providing for a base benefit and a supplemental benefit. This new Pension Plan was then amended in fiscal 2023 to change the benefit formula effective January 1, 2023. With this amendment, each plan participant’s benefit earned between January 1, 2017 and December 31, 2022 was converted into an actuarially equivalent opening cash balance amount. Since January 1, 2023, benefits under the new Pension Plan have been accruing under a new cash balance formula. The cash balance formula applicable to all NEOs under the new Pension Plan provides annual pay credits of 4.5%, 6%, 8% or 10% of eligible pay, depending on age and years of service. For this purpose, eligible pay consists of base salary, Operators’ Share Plan payments and AIP payments. Under the cash balance formula, a participant’s account balance is also credited with annual interest based upon the prevailing market yields on certain U.S. Treasury obligations, with a minimum credit amount of 2.65% each year. For the cash balance benefit earned, early retirement commencement discounts do not apply. The cash balance pension benefit is payable in a lump sum or an annuity, at the participant’s election.

Supplemental Executive Retirement Plan

The Hormel Supplemental Executive Retirement Plan, or SERP, provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan. The SERP bases the benefit on compensation that is not allowable in the Pension Plan. Such compensation includes amounts over the qualified plan compensation limit, currently $345,000, and deferrals to nonqualified deferred income plans. Rather than adding a different measure of value, the SERP merely restores the value an executive loses under the Pension Plan due to government limitations.

Qualified 401(k) Retirement Plan

We provide substantially all salaried employees, including each of the NEOs, with access to a qualified 401(k) retirement plan, the Tax Deferred Investment Plan A - 401(k), which we refer to as our 401(k) Plan. The 401(k) Plan enables participants to save for their retirement through contributions to the plan, and offers a Company match. Participant contributions can be matched up to 5% of eligible compensation, subject to Internal Revenue Code limits. For this purpose, eligible compensation consists of base salary, Operators’ Share Plan payments and AIP payments. The Company match formula is 100% of each participating employee’s first 3% of compensation deferred, plus 50% of the next 2% deferred. Participants are immediately 100% vested in the 401(k) Plan.

Nonqualified Deferred Compensation Plan

The Company also maintains the Executive Deferred Income Plan, or NQDCP. In the same way that the SERP restores the full value of the Pension Plan, the nonqualified deferred compensation plan, eliminates the Internal Revenue Code limitations on contributions to the 401(k) Plan. The NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation. This compensation includes base salary, Operators’ Shares payments, AIP payments, and LTIP payments. The Company makes contributions to the NQDCP on behalf of participants for 401(k) Plan match amounts that could not be contributed to the 401(k) Plan because of Internal Revenue Code limitations. The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses. Similar to the 401(k) Plan, the participant may choose from a number of investments, none of which provide above-market interest rates. Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan. Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.” The Company is under no obligation to further fund this trust and would do so only at its discretion. The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

Joint Earnings Profit Sharing Trust

The Joint Earnings Profit Sharing Trust, or JEPST, provides most salaried employees, including each of the NEOs, with access to a retirement plan funded completely by discretionary Company contributions. The amount of the contribution is determined annually by the Board of Directors based on total Company earnings. Amounts earned under the JEPST vest on a six-year graded vesting schedule; a full year of employment is required prior to a participant’s initial JEPST contribution.

The Compensation Committee believes that the combination of the Pension Plan, SERP, 401(k) Plan, NQDCP and JEPST provides a competitive retirement package for the NEOs that is consistent with the retirement benefits provided to company employees more broadly.

Survivor Income Protection Plan

The Hormel Survivor Income Plan for Executives, or SIPE, is provided to certain management employees, including each of the NEOs, in addition to the life insurance plan which is available to all employees. As with the qualified pension plans, there are limits on the levels of insurance that can be provided under the broad-based plan. We therefore offer the SIPE to provide a death benefit commensurate with the income levels of the participants.

The SIPE pays a benefit to the employee’s spouse or dependent child(ren) equal to 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed. If the payment is made to a beneficiary instead of a spouse or dependent child(ren), the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).

For officers first elected prior to October 26, 2009, which includes NEOs Mr. Snee and Ms. Brady, an additional benefit is available. For these individuals, if the employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years. If the payment is made to a beneficiary, not to a spouse or dependent child(ren), the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).

Perquisites

We provide limited perquisites to our senior management, including our NEOs.

We maintain aircraft for business use. The Compensation Committee has determined that for health, safety, scheduling of Company business and productivity reasons, it is in the interest of stockholders to permit the CEO to use this aircraft to attend outside public company board meetings and conduct personal travel. The taxable value of this use of corporate aircraft is imputed as taxable income to the CEO, in accordance with Internal Revenue Code regulations, and the incremental cost of providing this benefit is included in the Summary Compensation Table as All Other Compensation.

The Company maintains a condominium in Vail, Colorado. The condominium is made available to members of senior management as a vacation destination. The taxable value of the use of this property is imputed as taxable income to the employee, in accordance with Internal Revenue Code regulations, and the incremental cost of providing this benefit is included in the Summary Compensation Table as All Other Compensation.

The Company provides a vehicle to certain members of senior management, including each of its NEOs. Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle. The annual taxable value of the vehicle is imputed as taxable income to the employee, in accordance with Internal Revenue Code regulations, and the incremental costs of providing this benefit is included in the Summary Compensation Table as All Other Compensation.

The Company provides a designated group of managers, including each of its NEOs, an annual medical physical. Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition. The annual taxable value of the physical is imputed as taxable income to the employee, in accordance with Internal Revenue Code regulations, and the incremental costs of providing this benefit is included in the Summary Compensation Table as All Other Compensation.

Ms. Batcheler’s Commencement of Employment

In connection with her commencement of employment with the Company in June 2024, Ms. Batcheler received a one-time grant of RSUs with a grant date value of $150,000, a one-time cash sign-on bonus of $150,000, reimbursement of two-months of COBRA continuation premiums, and participation in the Company’s relocation program for executives. Under the relocation program, the Company has assisted with Ms. Batcheler’s relocation to Austin, MN by providing a one-time relocation bonus in the gross amount of $10,000, a lump sum allowance designed to cover the cost associated with temporary living, home sale support, movement of household goods, and reimbursement of move-related expenses. Ms. Batcheler is obligated to repay the cash sign-on bonus at a pro-rated level if her employment voluntarily terminates or she is terminated for cause within three years of her start date. Similarly, Ms. Batcheler is required to repay her relocation benefits at a pro-rated level if her employment voluntarily terminates or she is terminated for cause within 18 months of her start date.

Designing the 2024 Compensation Program

The Committee engaged in a thorough process to design the fiscal 2024 compensation program for the NEOs. To help ensure that its design objectives were met, and that the program elements were reasonable, the Committee used a variety of inputs.

Annual Say on Pay Vote. Consistent with the stockholders’ expressed preference, the Board of Directors has determined that an advisory vote on executive compensation will be conducted every year. In the advisory vote taken at the 2024 Annual Meeting, more than 96% of the shares voting for or against our NEOs’ executive compensation voted in favor of the program. The Compensation Committee took this favorable vote into account in determining executive compensation policies and decisions since that vote. The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s program.

Independent Compensation Consultant. The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of management. Pearl Meyer does not provide any consulting services directly to the Company. The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves. The Committee reviews the types of services provided by the compensation consultant and all fees paid for those services on a regular basis and conducts a formal evaluation of the compensation consultant on an annual basis. The Committee assessed the independence of Pearl Meyer, as required under NYSE listing standards, during fiscal 2024. The Committee also considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Pearl Meyer during fiscal 2024. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by Pearl Meyer.

Market Data. The Compensation Committee reviews and approves recommendations for pay changes for a group of key executives who hold senior positions within the Company, including the NEOs each year. For fiscal 2024, the first step in this process was for the Committee’s independent compensation consultant to provide a competitive compensation analysis for each of these positions to assist the Committee in its review. The consultant developed “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) (the “Compensation Peer Group”) and a combination of several compensation surveys. The use of peer group data provides the Committee with more specific information regarding market practices than is available from surveys alone. Survey data provides information based on specific position responsibilities and provides pay information for positions beyond those held by the NEOs. The consultant works with our Senior Vice President of Human Resources to ensure a proper understanding of the roles and responsibilities of each position reviewed, to aid in alignment to the survey data.

The Compensation Peer Group used for fiscal 2024 compensation decisions was comprised of the following companies:

Campbell Soup Company	Hershey Company	Pilgrim’s Pride Corporation
Conagra Brands, Inc.	J.M. Smucker Company	Post Holdings, Inc.
Flowers Foods, Inc.	Kellanova (fka Kellogg Company)	Seaboard Corporation
Fresh Del Monte Produce Inc.	Kraft Heinz Company	TreeHouse Foods, Inc.
General Mills, Inc.	McCormick & Company, Inc.	Tyson Foods, Inc.
Hain Celestial Group, Inc.	Mondelez International, Inc.

The Compensation Peer Group used for fiscal 2024 was approved in July 2023 and is the same as the Compensation Peer Group approved in July 2022 for fiscal 2023 pay decisions, except that Sanderson Farms, Inc. was removed for fiscal 2024 as it was acquired and became a private company. Upon completion of the Kellogg Company’s transformation into two companies in October 2023, Kellanova became a part of the Compensation Peer Group.

Our revenues and market capitalization were above the median of the Compensation Peer Group, but lower than the 75th percentile, when selected by the Committee.

	Hormel Foods (12 months ended July 1, 2023)	Peer Group 25th Percentile	Peer Group Median	Peer Group 75th Percentile
Revenues	$12.267 billion	$6.290 billion	$10.741 billion	$17.394 billion
Market Capitalization (as of July 1, 2023)	$21.971 billion	$5.087 billion	$15.078 billion	$23.395 billion

Role of Management. Upon completing the competitive analysis, the consultant provided the Committee with a report of relative pay and performance findings. Based on the results of this analysis, the Committee discussed strategic goals for the executive compensation program and established broad parameters for its pay decisions, including overall pay mix. The consultant then worked with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions for each executive position other than the CEO, based on each executive’s market positioning, relative internal positioning and the CEO’s assessment of each executive’s performance and contribution. The initial results were submitted to the Committee for review and discussion. Based on the Committee’s discussion, modifications were made to the initial recommendations and the Committee approved the final recommendations. For the CEO, the Committee considered his market positioning, relative internal positioning and the Board’s assessment of his performance and contribution. The CEO did not participate in the Committee’s process for establishing his compensation.

Additional Information on Executive Compensation Practices

Stock Ownership Guidelines

Our Company officers, including our NEOs, are required to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary, based on their position. The required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices. Officers have approximately five years from their initial election, or promotion to a level requiring higher stock ownership, to comply with the guidelines. Our officers must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guideline has been met. As of November 29, 2024 our NEOs ownership holdings versus their stock ownership guideline was as follows:

Name	Stock Ownership Guideline (% of 5 Year Average Annual Salary)	Actual Ownership %(1)
James P. Snee	500%	905%
Jacinth C. Smiley(2)	300%	--
Deanna T. Brady(3)	300%	739%
Colleen R. Batcheler(4)	300%	--
Kevin L. Myers	300%	307%

(1)	Calculated as current stockholdings valued at the 5-year average stock price as a percentage of the 5-year average annual salary.

(2)	Ms. Smiley commenced employment with the Company on April 5, 2021 and is in a five-year phase in period.

(3)	Ms. Brady retired effective October 27, 2024 and data shown here is as of such date.

(4)	Ms. Batcheler commenced employment with the Company on June 10, 2024 and is in a five-year phase in period.

Compensation Recovery Policies

In fiscal 2023, upon the Compensation Committee’s recommendation, our Board of Directors adopted a new compensation recovery policy which complies with Rule 10D-1 of the Exchange Act and applicable NYSE listing standards. The compensation recovery policy provides that we will recover reasonably promptly, from all executive officers, including the NEOs, the amount of any erroneously awarded incentive-based compensation in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws. Our compensation recovery policy is filed with the SEC as an exhibit to our Annual Report on Form 10-K.

In addition, in fiscal 2023, upon the Compensation Committee’s recommendation, the Company’s Board of Directors adopted a misconduct compensation recovery policy. The misconduct compensation recovery policy provides that any executive covered by the policy, which includes each of the NEOs, determined by the Committee to have engaged in misconduct shall be obligated to promptly return to the Company the amount of compensation subject to recovery as determined by the Committee. The Company’s right to recovery under the misconduct compensation recovery policy is in addition to any other rights of recovery available to the Company, including rights under the compensation recovery policy described above.

Tax Deductibility

Due to the enactment of the Tax Cuts and Jobs Act of 2017, compensation paid to our NEOs in excess of $1 million is not deductible for federal income tax purposes. Consequently, performance-based compensation paid in fiscal 2024 to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

To the extent we determine it to be practicable and consistent with our best interests and the interests of our stockholders, we intend to preserve the applicability of transitional relief to existing performance-based compensation awards. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to ambiguities and uncertainties as to the application and interpretation of revised Section 162(m), the limited IRS guidance issued concerning the application of transitional relief and the related transitional relief requirements.

The Compensation Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses.

The Committee’s ability to properly incentivize our executive officers is considered critical to our success and to advancing the interests of our stockholders.

Use of Adjustments in Incentive Compensation Plans

The Committee’s goal is to pay incentives based on the same underlying business trends and results that our investors are using to measure company performance. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter-term results, and to prevent unusual events from having an impact on incentive payouts, the Committee approved adjustments to the Company’s financial results that are generally consistent with the adjustments presented to investors in our discussions of comparable earnings results.

For purposes of calculating financial results in the fiscal 2024 AIP, the Committee approved adjustments to Total Company EBIT to remove the impact of $28.75 million of expense associated with litigation settlements and a $3.92 million gain realized on the sale of a business.

Equity Grant Timing

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. Most equity (stock options and full-value awards such as RSUs) is granted in the ordinary course on the second Tuesday in December, which is typically a week or more following our release of fourth quarter financial results. For our nonemployee directors and Mr. Snee, equity is granted February 1st or the first business day thereafter. We typically release our first quarter financial results in late February or early March. If an equity grant is made other than in December or February (due to a hiring or promotion, for example), we require that the grant be made on the second Tuesday of the calendar month in or following approval of the award or, if to a new hire, in or following the grantee’s date of hire.

In fiscal 2024, no stock options were granted to any NEO within four business days prior to or one business day following the filing of a Form 10-Q, 10-K, or 8-K that disclosed material nonpublic information.

Mitigating Risk in Our Executive Compensation Program

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management understand that a poorly constructed program can have unintended consequences. As such, the Committee designs the program to mitigate the risk that employees will take unnecessary and excessive risk that threatens the long-term health of the Company. Specifically, the Committee notes the following design features that mitigate potential risk:

●	Executive compensation is overseen by the Compensation Committee, which is comprised solely of independent directors, and informed by the input of the independent compensation consultant.

●	Compensation levels for our NEOs and program design are benchmarked against peer companies on an annual basis to ensure there is appropriate alignment to the market. The Compensation Peer Group is reviewed annually.

●	Risk-mitigating design features have been embedded into the Company’s incentive plans, including the following:

o	The short-term incentive plan contains multiple performance metrics, such that the performance focus is well balanced across revenue and profit metrics. The payout is capped at 200% of target.

o	The long-term incentive plan includes multiple components: stock options and restricted stock units that vest over time, encouraging retention, and a cash-based plan focused on relative TSR (as well as organic net sales growth and ROIC in fiscal 2024). Payouts under the cash-based plan are capped at 300% of target.

●	Stock ownership guidelines are in place to ensure alignment of interests between executives and stockholders.

●	Compensation recovery policies are in place to recoup incentive compensation in the event of a qualifying financial restatement or executive misconduct.

We believe the Company’s compensation plans and practices are appropriately structured so that they are not reasonably likely to have a material adverse effect on the Company.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable, performance-based compensation	×	No excessive perquisites
✓	Have robust stock ownership guidelines	×	No employment agreements
✓	Use a mix of relative and absolute financial performance metrics	×	No pledging or hedging of our stock
✓	Use an independent, external compensation consultant	×	No repricing or exchange of underwater options without shareholder approval
✓	Hold an annual say-on-pay vote	×	No dividends are paid on unvested RSUs. Dividend equivalents in the form of additional RSUs are only payable to the extent the RSUs ultimately vest
✓	Maintain compensation recovery policies in the event of a financial restatement or misconduct

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs. The tables present compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2024 and for each of the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2024. Ms. Batcheler was not a NEO in fiscal 2022 or fiscal 2023, and Dr. Myers was not a NEO in fiscal 2022; as such, information about such officers’ compensation for these years is not included.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James P. Snee	2024	1,050,000	-	2,000,006	2,000,187	1,842,450	1,018,317	201,849	8,112,809
Chairman of the Board, President	2023	1,032,692	-	2,000,038	1,999,841	1,347,400	271,507	134,501	6,785,979
and Chief Executive Officer	2022	1,000,000	200	1,750,042	1,749,732	4,733,850	-	244,278	9,478,102
Jacinth C. Smiley	2024	554,904	-	500,006	499,730	640,725	83,267	71,022	2,349,654
Executive Vice President	2023	513,077	-	440,015	440,051	458,100	45,646	47,981	1,944,870
and Chief Financial Officer	2022	482,692	200	375,039	374,967	766,768	49,923	70,964	2,120,553
Deanna T. Brady	2024	555,000	-	450,015	450,120	576,575	458,514	70,820	2,561,044
Executive Vice President	2023	527,307	-	400,014	400,232	432,050	118,640	36,096	1,914,339
	2022	466,346	200	375,039	374,967	890,610	-	72,364	2,179,526
Colleen R. Batcheler	2024	202,789	150,000	385,025	234,986	204,542	20,418	41,294	1,239,054
Senior Vice President
Kevin L. Myers	2024	409,519	-	210,001	209,935	366,555	280,093	61,686	1,537,789
Senior Vice President	2023	396,538	-	300,025	200,116	288,100	73,610	59,598	1,317,987

(1)	Includes amounts voluntarily deferred under the 401(k) Plan and the NQDCP.

(2)	For fiscal 2024, the amount consists of a one-time bonus paid to Ms. Batcheler in connection with her hiring on June 10, 2024.

(3)	Consists of the aggregate grant date fair value of RSUs granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the NYSE closing price for the Company’s common stock on the grant date.

(4)	Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the Black-Scholes valuation model. Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Stock-Based Compensation,” and Note M, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 27, 2024.

(5)	Consists of Operators’ Share Plan and AIP incentive payments earned during the fiscal year, and payouts under the LTIP, as shown in the table below. For the LTIP performance period ending in June 2024, the Company’s relative TSR was below threshold, resulting in no payout. Includes amounts voluntarily deferred under the NQDCP.

Name	Year	Operators’ Share Plan Payment ($)	AIP Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
James P. Snee	2024	294,000	1,548,450	-	1,842,450
	2023	290,000	1,057,400	-	1,347,400
	2022	364,000	1,369,600	3,000,250	4,733,850
Jacinth C. Smiley	2024	117,600	523,125	-	640,725
	2023	116,000	342,100	-	458,100
	2022	145,600	440,840	180,328	766,768
Deanna T. Brady	2024	117,600	458,975	-	576,575
	2023	116,000	316,050	-	432,050
	2022	145,600	418,475	326,535	890,610
Colleen R. Batcheler	2024	33,923	170,619	-	204,542
Kevin L. Myers	2024	102,900	263,655	-	366,555
	2023	101,500	186,600	-	288,100
(6)	Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP. In fiscal 2022, the annual change in the actuarial present value of accumulated benefits under the Pension Plan and the SERP was a negative amount for the following NEOs: Mr. Snee – ($1,282,399) and Ms. Brady – ($671,820). In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 41. No NEO received above-market or preferential earnings on deferred compensation.

(7)	All other compensation for fiscal 2024 consists of the following:

●	Company contributions to the JEPST for fiscal 2024 as follows: Mr. Snee - $24,150; Ms. Smiley - $13,225; Ms. Brady - $12,765; and Dr. Myers - $9,545

●	Company matching contributions under the 401(k) Plan for fiscal 2024 as follows: Mr. Snee - $13,800; Ms. Smiley - $12,349; Ms. Brady - $12,396; Ms. Batcheler - $8,363; and Dr. Myers - $13,800

●	Company contributions to the NQDCP for 401(k) Plan match amounts that could not be contributed to the 401(k) Plan because of Internal Revenue Code limitations as follows: Mr. Snee - $82,989; Ms. Smiley - $25,949; Ms. Brady - $25,878; and Dr. Myers - $19,835

●	The aggregate incremental cost to the Company of a vehicle provided for business and personal use for fiscal 2024 as follows: Mr. Snee - $12,190; Ms. Smiley - $15,379; Ms. Brady - $9,434; Ms. Batcheler - $6,530; and Dr. Myers - $19,835

●	The aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado for fiscal 2024 as follows: Mr. Snee - $6,921

●	Costs of physical medical examinations paid for by the Company for fiscal 2024 for: Mr. Snee; Ms. Smiley; Ms. Brady -$10,260; and Dr. Myers

●	For Ms. Batcheler, relocation benefits of $26,378, including a tax gross up of $5,012

●	The value of premiums paid by the Company for life insurance provided for the benefit of the NEOs as follows: $86 for each of the NEOs other than Ms. Batcheler; $24 for Ms. Batcheler. This life insurance is provided to substantially all salaried employees

●	For Mr. Snee, $59,059, reflecting the aggregate incremental cost to the Company of his use of Company aircraft for personal travel and to attend outside public company board meetings. The aggregate incremental cost to the Company includes landing fees, parking, crew travel expenses, aircraft fuel, and maintenance expenses

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2024

The following table presents information about grants of plan-based awards (equity and non-equity) made during fiscal 2024 to the NEOs. All equity-based grants and AIP awards were made under the stockholder approved Incentive Compensation Plan.

		Award	Operators'	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Approval	Shares(1)	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	(#)	($/Sh.)	($)
James P. Snee		1/30/2024(1)	200,000		312,000
		1/30/2024(2)		925,000	1,850,000	3,700,000
	2/1/2024(3)	1/30/2024					64,809			2,000,006
	2/1/2024(4)	1/30/2024						359,100	30.86	2,000,187
		1/30/2024(5)		2,235,550	4,471,100	13,413,300
Jacinth C. Smiley		11/20/2023(1)	80,000		124,800
		11/20/2023(2)		312,500	625,000	1,250,000
	12/12/2023(3)	11/20/2023					15,793			500,006
	12/12/2023(4)	11/20/2023						82,600	31.66	499,730
		11/20/2023(5)		308,650	617,300	1,851,900
Deanna T. Brady		11/20/2023(1)	80,000		124,800
		11/20/2023(2)		275,000	550,000	1,100,000
	12/12/2023(3)	11/20/2023					14,214			450,015
	12/12/2023(4)	11/20/2023						74,400	31.66	450,120
		11/20/2023(5)		385,333	770,665	1,541,330
Colleen R. Batcheler		3/25/2024(1)	60,000		36,000
		3/25/2024(2)		101,923	203,846	407,692
	6/11/2024(3)	3/25/2024					4,894			150,001
	6/11/2024(3)	3/25/2024					7,668			235,024
	6/11/2024(3)	3/25/2024						40,100	30.65	234,986
		3/25/2024(5)		186,795	373,590	1,120,770
Kevin L. Myers		11/20/2023(1)	70,000		109,200
		11/20/2023(2)		157,500	315,000	630,000
	12/12/2023(3)	11/20/2023					6,633			210,001
	12/12/2023(4)	11/20/2023						34,700	31.66	209,935
		11/20/2023(5)		141,825	283,650	850,950

(1)	The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2024. The “Target” column shows the target Operators’ Share payment for fiscal 2024 based on the fiscal 2024 target EPS of $1.56. Operators’ Share awards are not subject to minimum thresholds or maximum payouts. For Ms. Batcheler, reflects a prorated portion of an annualized target incentive based on eligible days worked during the plan period. The actual Operators’ Share payment earned in fiscal 2024 for each NEO is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	Consists of AIP awards granted for fiscal 2024. These awards include target amounts and are subject to threshold and maximum payouts under the AIP. For Ms. Batcheler, reflects a prorated portion of an annualized target incentive based on eligible days worked during the plan period. The actual AIP payment earned in fiscal 2024 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(3)	Consists of RSUs granted in fiscal 2024. These RSUs vest in full on the third anniversary of the grant date. The grant date fair value is included under “Stock Awards” in the Summary Compensation Table. See “Potential Payments Upon Termination or Change-in-Control” on page 42 for a discussion of how RSUs are treated under various termination scenarios.

(4)	Consists of stock options granted in fiscal 2024. These stock options vest at 25% per year starting on the first anniversary of the grant date. The grant date fair value is included under “Option Awards” in the Summary Compensation Table. See “Potential

Payments Upon Termination or Change-in-Control” on page 42 for a discussion of how stock options are treated under various termination scenarios.

(5)	Consists of LTIP performance awards made in fiscal 2024. The performance period is June 16, 2023 through October 25, 2026. The fiscal 2024 grants included a prorated transitionary target amount added to the annual grant in order to address the change from a June-to-June performance cycle to a performance cycle based on fiscal years. For Ms. Batcheler, reflects a prorated portion of the full target incentive based on length of service during the performance period. The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the performance of the Company and its peer group in years following fiscal 2024. See “Cash-Based Long-Term Incentive Plan” on page 26 for a description of the LTIP awards and potential payouts for LTIP awards.

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR END

The following table summarizes the total outstanding equity awards as of October 27, 2024 for each of the NEOs.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
James P. Snee	107,000	-	37.755	12/1/2025
	277,400	-	35.62	2/1/2027
	365,900	-	34.08	2/1/2028
	335,000	-	42.00	2/1/2029
	205,200	-	47.43	2/3/2030
	167,025	55,675	46.92	2/1/2031
	104,900	104,900	47.11	2/1/2032
	52,025	156,075	45.34	2/1/2033
	-	359,100	30.86	2/1/2034
					39,853	1,237,841
					46,309	1,438,360
					65,890	2,046,541
Jacinth C. Smiley	15,525	5,175	48.34	6/1/2031
	27,450	27,450	42.43	12/7/2031
	10,775	32,325	46.84	12/6/2032
	-	82,600	31.66	12/12/2033
					9,535	296,152
					9,923	308,210
					16,211	503,509
Deanna T. Brady(6)	39,000	-	37.755	12/1/2025
	51,300	-	33.31	12/6/2026
	46,900	-	37.10	12/5/2027
	35,900	-	44.91	12/4/2028
	31,300	-	45.54	12/3/2029
	31,050	10,350	47.53	12/1/2030
	27,450	27,450	42.43	12/7/2031
	9,800	29,400	46.84	12/6/2032
	-	74,400	31.66	12/12/2033
Colleen R. Batcheler	-	40,100	30.65	6/11/2034
					4,937	153,337
					7,735	240,251
Kevin L. Myers	26,000	-	37.755	12/1/2025
	8,100	-	37.91	4/25/2026
	50,600	-	33.31	12/6/2026
	46,900	-	37.10	12/5/2027
	35,300	-	44.91	12/4/2028

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
	22,800	-	45.54	12/3/2029
	18,075	6,025	47.53	12/1/2030
	13,900	13,900	42.43	12/7/2031
	4,900	14,700	46.84	12/6/2032
	-	34,700	31.66	12/12/2033
					4,831	150,036
					4,510	140,096
					2,746	85,306
					6,808	211,472

(1)	Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date. The stock options have a term of ten years. The grant date is thus ten years prior to the option expiration date shown in this table. Specific vesting dates are listed in footnote 2 below. See “Potential Payments Upon Termination or Change-in-Control” on page 42 for a discussion of how stock options are treated under various termination scenarios.

(2)	The table below presents the vesting schedule for all unexercisable options held as of October 27, 2024. These options vest on the anniversary of the grant date in the year indicated.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2024	Will Vest in 2025	Will Vest in 2026	Will Vest in 2027	Will Vest in 2028
James P. Snee	2/1/2021	-	55,675	-	-	-
	2/1/2022	-	52,450	52,450	-	-
	2/1/2023	-	52,025	52,025	52,025	-
	2/1/2024	-	89,775	89,775	89,775	89,775
Jacinth C. Smiley	6/1/2021	-	5,175	-	-	-
	12/7/2021	13,725	13,725	-	-	-
	12/6/2022	10,775	10,775	10,775	-	-
	12/12/2023	20,650	20,650	20,650	20,650	-
Deanna T. Brady	12/1/2020	10,350	-	-	-	-
	12/7/2021	13,725	13,725	-	-	-
	12/6/2022	9,800	9,800	9,800	-	-
	12/12/2023	18,600	18,600	18,600	18,600	-
Colleen R. Batcheler	6/11/2024	-	10,025	10,025	10,025	10,025
Kevin L. Myers	12/1/2020	6,025	-	-	-	-
	12/7/2021	6,950	6,950	-	-	-
	12/6/2022	4,900	4,900	4,900	-	-
	12/12/2023	8,675	8,675	8,675	8,675	-

(3)	Consists of RSUs and includes dividend equivalents in the form of additional RSUs that have accrued during the vesting period. RSUs generally vest in full on the third anniversary of the grant date. Specific vesting dates are noted in footnote 4 below. See “Potential Payments Upon Termination or Change-in-Control” on page 42 for a discussion of how RSUs are treated under various termination scenarios.

(4)	The table below presents the vesting schedule for all RSUs that had not vested as of October 27, 2024. These RSUs vest on the anniversary of the grant date in the year indicated.

VESTING SCHEDULE FOR RSUs

Name	RSUs Grant Date	Vested in December 2024	Will Vest in 2025	Will Vest in 2026	Will Vest in 2027
James P. Snee	2/1/2022	-	39,853	-	-
	2/1/2023	-	-	46,309	-
	2/1/2024	-	-	-	65,890
Jacinth C. Smiley	12/7/2021	9,535	-	-	-
	12/6/2022	-	9,923	-	-
	12/12/2023	-	-	16,211	-
Colleen R. Batcheler	6/11/2024	-	-	-	4,937
	6/11/2024	-	-	-	7,735
Kevin L. Myers	12/7/2021	4,831	-	-	-
	12/6/2022	-	4,510	-	-
	10/3/2023	-	-	2,746	-
	12/12/2023	-	-	6,808	-

(5)	The market value is calculated using the $31.06 closing price of the Company’s stock on October 25, 2024, the last trading day of the fiscal year.

(6)	Ms. Brady retired on October 27, 2024, which was a qualified retirement for purposes of her outstanding equity awards. Her outstanding stock options continue to vest per the original vesting schedule and retain the original expiration date. Ms. Brady’s RSUs vested on her retirement date, including accrued dividend equivalents in the form of additional RSUs, and are included in the following table.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2024

The following table summarizes the option awards exercised and stock awards vested during fiscal 2024 by each of the NEOs.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(1)
James P. Snee	-	-	38,129	1,176,651
Jacinth C. Smiley	-	-	22,293	690,645
Deanna T. Brady(3)	51,600	287,694	40,149	1,248,845
Colleen R. Batcheler	-	-	-	-
Kevin L. Myers	34,800	217,128	4,604	144,183
(1)	For Option Awards, amount is the difference between the market price (current NYSE price or NYSE current day closing price, depending on exercise method) of the Company’s common stock at the time of exercise and the exercise price of the options. For Stock Awards, the value realized is calculated using the closing price of the Company’s common stock on the vesting date.

(2)	RSUs vested includes dividend equivalents in the form of additional RSUs that accrued during the vesting period.

(3)	Ms. Brady retired on October 27, 2024, and all of her outstanding RSUs vested on that date.

PENSION BENEFITS

The following table shows the present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP as of October 27, 2024. In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements (except for retirement age). See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 27, 2024. The material terms of these plans are described under “Pension Plans” on page 29 and “Supplemental Executive Retirement Plan” on page 30.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James P. Snee(1)	Pension Plan	35-6/12	989,821	-
	SERP	35-6/12	3,942,651	-
Jacinth C. Smiley	Pension Plan	3-7/12	75,272	-
	SERP	3-7/12	177,484	-
Deanna T. Brady(2)	Pension Plan	28-2/12	883,987	-
	SERP	28-2/12	1,389,707	-
Colleen R. Batcheler	Pension Plan	5/12	17,638	-
	SERP	5/12	2,780	-
Kevin L. Myers(1)	Pension Plan	23-3/12	674,608	-
	SERP	23-3/12	723,411	-

(1)  Mr. Snee and Dr. Myers are eligible for early retirement under both the Pension Plan and the SERP.

(2)	Ms. Brady retired October 27, 2024, the last day of fiscal 2024.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows information about each NEO’s participation in the NQDCP. The material terms of the NQCDP are described under “Nonqualified Deferred Compensation Plan” on page 30.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 27, 2024 ($)(1)
James P. Snee	-	82,989	685,454	-	5,351,572
Jacinth C. Smiley	-	25,949	254,102	-	1,004,808
Deanna T. Brady	-	25,878	48,072	-	399,476
Colleen R. Batcheler	-	-	-	-	-
Kevin L. Myers	21,110	15,157	429,820	-	1,794,519

(1)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2024 Contributions and Earnings Reported as Compensation in Fiscal 2024 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 27, 2024” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James P. Snee	82,989	4,096,689
Jacinth C. Smiley	25,949	682,738
Deanna T. Brady	25,878	149,998
Colleen R. Batcheler	-	-
Kevin L. Myers	36,267	13,139

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our NEOs do not have employment agreements with the Company. Consequently, no executive officer has any right to cash severance except for Ms. Smiley. The Company’s offer of employment to Ms. Smiley included a right to a severance payment in the event of the involuntary termination without cause of her employment with the Company. This severance payment includes the value of her June 1, 2021 grant, her June 1, 2021 stock option grant and her three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of her employment. All of the awards are now fully vested, except for 25% of the June 1, 2021 stock option grant.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

●	Death: All stock options vest immediately;

●	Qualified Retirement: Results in the continued vesting of stock options per the original vesting schedule;

●	Disability: For stock options granted under the Incentive Compensation Plan, results in the continued vesting of stock options per the original vesting schedule; for stock options granted under our prior long term incentive plan, the 2009 Long-Term Incentive Plan (the “Prior Plan”), stock options vest immediately;

●	Voluntary Termination of Employment: Vesting ends under the Incentive Compensation Plan; stock options granted under the Prior Plan continue to vest for a three-month post termination period;

●	Change in Control of the Company:

o	For stock options granted under the Incentive Compensation Plan, upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the stock options are not continued or replaced by the surviving entity, then the stock options fully vest and the Compensation Committee may in its discretion permit some or all stock options to be exchanged for a cash payment;

o	For stock options granted under the Incentive Compensation Plan, upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action that the Committee deems appropriate, including accelerating vesting of stock options or permitting the exchange of stock options for a cash payment; and

o	For stock options granted under the Prior Plan, upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action that the Committee deems appropriate, including accelerating vesting of stock options or permitting the exchange of stock options for a cash payment or substitute stock options;

●	Termination for Cause: Unexercised stock options are forfeited immediately, whether vested or unvested; and

●	Other Provisions: For stock options granted under the Incentive Compensation Plan, unexercised stock options, whether vested or unvested, will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation, or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company while employed by the Company and for purposes of clauses (1) and (2) only, for the one-year period immediately following termination of such employment. For stock options granted under the Prior Plan, stock options will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company and stock options are forfeited immediately upon breach of a confidentiality or non-compete agreement, as determined by the Compensation Committee.

Our RSU awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

●	Death, Qualified Retirement, Disability: All RSUs vest immediately;

●	Other Separation Events: All unvested RSUs are forfeited upon termination of employment for reasons other than the death, qualified retirement or disability;

●	Change in Control of the Company:

o	Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the RSUs are not continued or replaced by the surviving entity, then the RSUs fully vest and the Compensation Committee may in its discretion permit some or all RSUs to be settled in cash; and

o	Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action that the Committee deems appropriate, including accelerating vesting of RSUs or permitting the settlement of RSUs in cash;

●	Other Provisions: RSUs will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company while employed by the Company and for purposes of clauses (1) and (2) only, for the one-year period immediately following termination of such employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

●	Death: Results in calculation of an award based on actual performance as if the performance period ended on the date of death, and payment is made to the employee’s beneficiary of a prorated amount based on the employee’s period of employment during the performance period;

●	Qualified Retirement or Disability: Results in a payment after the end of the performance period equal to the amount that would have been earned based on actual performance over the entire performance period prorated based on the employee’s period of employment;

●	Other Separation Events: Termination of employment for any reason other than qualified retirement, disability or death results in forfeiture of all award rights; and

●	Change in Control of the Company: A change in control of the Company results in calculation of an award based on actual performance as if the performance period ended on the date the change in control occurred, and payment of the award to the employee is made without proration;

●	Other Provisions: LTIP awards will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company while employed by the Company and for purposes of clauses (1) and (2) only, for the one-year period immediately following termination of such employment.

All NEOs have signed the Company’s current form of confidentiality, non-compete, non-solicitation and invention assignment agreement.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors. The value of those benefits is described above under “Survivor Income Protection Plan.”

The following table shows the potential payment of LTIP performance awards, the potential value of stock option awards with accelerated or continued vesting and the potential value of RSUs with accelerated vesting for each of the NEOs upon death, qualified retirement, disability, or change in control of the Company, assuming such event occurred as of October 27, 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL AT FISCAL 2024 YEAR END

	Death	Qualified Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(2)(4)(5)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2)(3)	($)	($)	($)	($)(1)(2)(3)(6)
James P. Snee
Stock Options	71,820	71,820	71,820	71,820	71,820
RSUs	4,722,735	4,722,735	4,722,735	4,722,735	4,722,735
LTIP award (6/22-6/25)	-	1,365,000	2,730,000	8,190,000	-
LTIP award (6/23-10/26)	-	894,220	1,788,440	5,365,320	-
Total	4,794,555	7,053,775	9,312,995	18,349,875	4,794,555
Jacinth C. Smiley(7)
Stock Options	-	-	-	-	-
RSUs	1,107,879	1,107,879	1,107,879	1,107,879	1,107,879
LTIP award (6/22-6/25)	-	175,500	351,000	1,053,000	-
LTIP award (6/23-10/26)	-	123,460	246,920	740,760	-
Total	1,107,879	1,406,839	1,705,799	2,901,639	1,107,879
Deanna T. Brady(8)
Stock Options		-	-	-
RSUs		1,029,511	1,029,511	1,029,511
LTIP award (6/22-6/25)		156,250	312,500	937,500
LTIP award (6/23-10/26)		51,378	102,755	308,265
Total		1,237,139	1,444,766	2,275,276
Colleen R. Batcheler
Stock Options	16,441	16,441	16,441	16,441	16,441
RSUs	393,592	393,592	393,592	393,592	393,592
LTIP award (6/22-6/25)	-	59,925	119,850	359,550	-
LTIP award (6/23-10/26)	-	74,718	149,436	448,308	-
Total	410,033	544,676	679,319	1,217,891	410,033
Kevin L. Myers
Stock Options	-	-	-	-	-
RSUs	586,848	586,848	586,848	586,848	586,848
LTIP award (6/22-6/25)	-	93,600	187,200	561,600	-
LTIP award (6/23-10/26)	-	56,730	113,460	340,380	-
Total	586,848	737,178	887,508	1,488,828	586,848

(1)	Stock options are valued based on the difference between the $31.06 closing price of the Company’s stock on October 25, 2024, the last trading day of the fiscal year, and the applicable exercise price of the stock options. Stock options with an exercise price in excess of the $31.06 closing price on October 25, 2024 have no value for this purpose. Exercisable stock options would not be affected by this termination event.

(2)	RSUs are valued based on the $31.06 closing price of the Company’s stock on October 25, 2024, the last trading day of the fiscal year.

(3)	Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 27, 2024. Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 27, 2024.

(4)	Unexercisable stock options granted under the Incentive Compensation Plan continue to vest per the original vesting schedule upon qualified retirement or disability and such stock options thus would not be affected by these termination events. Exercisable stock options would not be affected by these termination events.

(5)	Qualified retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment. These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 27, 2024. The actual payment would not be determined until after the performance period end date for each award.

(6)	For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all stock options and RSUs upon a change in control of the Company.

(7)	The Company’s offer of employment to Ms. Smiley included a right to a severance payment in the event of the involuntary termination without cause of her employment with the Company. The total amount of Ms. Smiley’s severance payment if this event occurred on October 27, 2024 would have been $43,750.

(8)	Ms. Brady retired on October 27, 2024, which was a qualified retirement for purposes of her incentive awards. This table thus discloses values only for that event.

CEO PAY RATIO DISCLOSURE

We determined that the fiscal 2024 annual total compensation, determined in accordance with Item 402(c)(2)(x) of Regulation S-K, of the median compensated employee of our adjusted employee population, other than our CEO, James P. Snee, was $54,929. Mr. Snee’s fiscal 2024 annual total compensation, as reported in the Summary Compensation Table on page 36, was $8,112,809. Therefore, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 148 to 1.

As of October 27, 2024, our total employee population consisted of 19,882 employees, of which 18,253 were located in the United States, and 1,629 were located in non-US jurisdictions. Pursuant to SEC rules, we excluded 23 employees from the following countries under the de minimis exemption: Australia (8); Canada (4); Hong Kong (1); Japan (2); Philippines (3), Mexico (2) and Singapore (3). After applying this exemption, our adjusted employee population used for purposes of identifying the median employee consisted of 19,859 employees of which 18,253 were located in the United States and 1,606 were located in non-US jurisdictions.

Our median compensated employee was identified on October 27, 2024. To identify the median compensated employee, we used total annual cash compensation, including base salary, actual bonus paid and overtime and allowances, as applicable, paid in fiscal 2024.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

PAY VERSUS PERFORMANCE DISCLOSURE

As required by the pay versus performance rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between “compensation actually paid” to our NEOs and certain of our financial performance metrics for each of the past four fiscal years. For a discussion of our compensation program and how our Compensation Committee seeks to align pay with performance, please refer to the Compensation Discussion and Analysis starting on page 19.

Pay Versus Performance Table

The following table sets forth additional compensation information for our CEO and our remaining NEOs (“Other NEOs”) in addition to our TSR, the TSR of our peer group, our net income, and our EBIT performance results for fiscal 2021, 2022, 2023, and 2024.

					Year-end value of $100 invested(3) on 10/25/2020 in:
Year	Summary Comp. Table Total for CEO ($)(1)	Comp. Actually Paid to CEO ($)(1) (2)	Average Summary Comp. Table Total for Non-CEO NEOs ($)(1)	Average Comp. Actually Paid to Non-CEO NEOs ($)(1) (2)	Hormel Foods Corp. TSR ($)	S&P 500 Packaged Foods & Meats TSR ($)(4)	Net Income (in millions) ($)	EBIT(5) (in millions) ($)
2024	8,112,809	7,288,900	1,921,885	1,738,845	69.65	119.20	805	1,093
2023	6,785,979	457,795	1,619,357	578,001	67.95	105.48	794	1,073
2022	9,478,102	12,885,280	1,567,860	2,079,025	98.81	121.58	1,000	1,312
2021	9,957,474	6,520,178	2,144,105	1,614,827	87.16	104.50	909	1,122

(1)	For 2021, 2022, 2023, and 2024 the CEO was James P. Snee. The Other NEOs were as follows:

a.	2021: James N. Sheehan, Deanna T. Brady, Jacinth C. Smiley, Glenn R. Leitch, and Lori J. Marco.

b.	2022: Deanna T. Brady, Jacinth C. Smiley, Lori J. Marco, Mark A. Coffey, and James N. Sheehan.

c.	2023: Jacinth C. Smiley, Deanna T. Brady, Kevin L. Myers, and Mark A. Coffey.

d.	2024: Jacinth C. Smiley, Deanna T. Brady, Colleen R. Batcheler, and Kevin L. Myers.

(2)	See the following table for details on the calculation of compensation actually paid. Compensation actually paid for 2023, 2022, and 2021 as reflected in last year’s disclosure have been adjusted to incorporate changes in valuation assumptions used for stock option awards and the fiscal years in which RSUs and stock options were considered to vest for NEOs who have retired.

(3)	Company and peer group TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on October 25, 2020, the last trading day of fiscal 2020.

(4)	For purposes of the table, the Company’s peer group is the S&P 500 Packaged Foods & Meats, as reflected in our shareholder return performance graph in our Annual Report on Form 10-K, which was filed with the SEC on December 5, 2024.

(5)	Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2024 to our company’s performance, is EBIT. See our Annual Report on Form 10-K for a reconciliation of GAAP measures to non-GAAP adjusted measures.

Compensation actually paid was determined by making the following adjustments:

	2024		2023		2022		2021
	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Total Compensation from Summary Compensation Table	8,112,809	1,921,885	6,785,979	1,619,357	9,478,102	1,567,860	9,957,474	2,144,105
Adjustments for Defined Benefit and Actuarial Pension Plans:
Subtraction: Aggregate change in the actuarial present value of accumulated benefits under all defined benefit and pension plans reported in the Summary Compensation Table	(1,018,317)	(210,573)	(271,507)	(85,877)	--	(9,985)	(556,138)	(205,792)
Addition: Current year service cost	270,159	60,578	192,538	53,419	375,753	68,584	357,148	82,976
Subtraction: Prior service cost	--	--	--	--	(300,808)	(19,715)	--	--
Total Adjustments for Pensions:	(748,158)	(149,995)	(78,969)	(32,458)	74,945	38,884	(198,990)	(122,816)
Adjustments for Stock and Option Awards(A):
Subtraction: Summary Compensation Table amounts of stock and option awards(B)	(4,000,193)	(734,955)	(3,999,879)	(650,203)	(3,499,774)	(448,046)	(3,349,748)	(739,952)
Addition: Year-end fair value of awards granted in the current year that are outstanding and unvested at year-end(C) (D)	4,203,524	724,949	1,998,942	313,478	3,957,165	653,765	2,778,877	536,925
Addition (Subtraction): The difference between fair value of awards from the end of the prior fiscal year to the end of the covered fiscal year for awards granted in any prior fiscal year that are outstanding and unvested at the end of the covered fiscal year(C) (D)	(110,136)	(15,598)	(3,709,296)	(661,349)	1,970,544	241,723	(2,090,871)	(215,468)
Addition: Fair values at vest date for awards granted and vested in covered fiscal year(C) (D) (E)	--	--	--	--	--	--	--	78,005
Addition (Subtraction): The change in fair value from the end of the prior fiscal year to the vesting date for awards granted in any prior fiscal year which vested during the covered fiscal year(C) (D)	(168,946)	(7,442)	(538,982)	(10,824)	904,298	24,839	(576,564)	(65,972)
Total Adjustments Stock and Option Awards	(75,751)	(33,046)	(6,249,215)	(1,008,898)	3,332,233	472,281	(3,238,306)	(406,462)
Compensation Actually Paid (as calculated)	7,288,900	1,738,845	457,795	578,001	12,885,280	2,079,025	6,520,178	1,614,827

(A)	Certain NEOs in each of the covered fiscal years are retirement eligible. Adjustments to the vesting of RSU awards, which accelerate upon a qualified retirement, have not been made for retirement-eligible NEOs that remained employed during the covered year, as those awards remain subject to forfeiture until a termination of service due to retirement occurs. Adjustments related to retirement for the purposes of calculating compensation actually paid were only made for NEOs who retired during any of the covered fiscal years, and includes the accelerated vesting of RSUs and accrued dividend equivalents. Stock options continue to vest after retirement as scheduled per the award agreements and are considered outstanding upon the NEO’s retirement for purposes of these pay versus performance disclosures.

(B)	Summary Compensation Table values include the grant date fair values of equity calculated in accordance with FASB ASC Topic 718 and as such do not include any dividend equivalents for RSUs.

(C)	Stock options are calculated based on the Black-Scholes methodology at year-end or at vest.

(D)	Fair values at vest date and year-end fair values include the value of accrued dividend equivalents.

(E)	Values reflect RSU grants that were granted and accelerated in connection with a qualified retirement in fiscal year 2021.

Relationship Between Pay and Performance

The charts shown below illustrate compensation actually paid to our CEO and the average compensation actually paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our TSR and the TSR of our peer group, our net income, and our EBIT.

Most Important Performance Measures for 2024

We have identified the following measures as the most important in linking executive compensation to performance. See the Compensation Discussion and Analysis on page 19 for more information.

EBIT
Stock Price
Relative TSR
EPS

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transactions policy. This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K. Information about transactions involving related persons is reviewed by the Audit Committee. Related persons include Company directors and executive officers, as well as their immediate family members. If a related person has a direct or indirect material interest in any Company transaction, then the Committee would decide whether or not to approve or ratify the transaction. The Committee will use any process and review any information that it determines is appropriate. All related party transactions will be disclosed in accordance with SEC rules. For fiscal 2024, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

ITEM 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER (NEO) COMPENSATION

The Company is providing stockholders an advisory vote on NEO compensation as required by Section 14A of the Exchange Act and related SEC rules. This advisory vote is commonly known as a “say-on-pay” vote.

The say-on-pay vote is a non-binding vote on the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 19 provides a more detailed discussion of the executive compensation program.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2025 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement.

ITEM 4 – STOCKHOLDER PROPOSAL: PUBLISHING TARGETS FOR SIGNIFICANTLY

INCREASING GROUP SOW HOUSING IN THE SUPPLY CHAIN

Stockholder Proposal

The Accountability Board, Inc., the beneficial owner of at least $25,000 in market value of our common stock, has notified the Company that it intends to present the following resolution at the Annual Meeting. As required by the rules of the SEC, the resolution and supporting statement are reprinted here as submitted to the Company:

Dear fellow shareholders,

In 2015, a shareholder proposal about “gestation crates” in Hormel’s supply chain won a majority of the vote – amongst votes not controlled by The Hormel Foundation – including support from Goldman Sachs, UBS, Morgan Stanley, T. Rowe Price, and others. But today, serious concerns about Hormel’s approach to this issue persist.

For context, gestation crates confine sows in solitary confinement where they’re unable to even turn around for months at a time.

Although Hormel touts that all company-owned sows are instead housed in groups, it owns just one sow facility; most sows in its supply chain are raised by independent suppliers. And while Hormel says suppliers must meet animal welfare specifications, notably lacking from such specifications are restrictions on gestation crates.

This raises significant concerns.

Consider that: in 2002, Florida banned gestation crates and ten more states have since banned or restricted them (see CageFreeLaws.com); McDonald’s, Wendy’s, Burger King, Kroger, Costco, Amazon, Chipotle, Panera, Aramark, Sodexo, and many others have shifted (or are shifting) to group-housed pork; and animal welfare is a reporting topic for Hormel under SASB Standards.(1)

Opposing the 2015 proposal, Hormel claimed it had “asked” suppliers to “consider” group housing.

Glass Lewis supported the proposal, saying despite Hormel’s own group housing, it lacked “plans for moving the other pig breeding operations throughout its supply system away from” crates.

Institutional Shareholder Services (ISS) supported it too. So did BMO Global Asset Management, which said Hormel should “investigate gestation crates and provide more information about this practice as part of reporting on its approach to managing animal welfare in its…supply chain.”

And in 2019, Hormel’s director of pork operations claimed the company was “working” with suppliers “to transition to group housing.”

But come 2023, Hormel still lacked meaningful plans. So, another proposal was filed. For its withdrawal, Hormel agreed to “conduct a baseline study” in 2024 to finally investigate and “understand the use and prevalence of group sow housing throughout our supply chain.”(2)

Whatever challenges Hormel may claim, consider this: Two decades after states started banning gestation crates, ten years after asking suppliers to “consider” group housing, and five since reportedly working with them to convert, Hormel still didn’t even understand these crates’ prevalence throughout its supply chain – and it took a shareholder submission to finally investigate that.

Further, Hormel’s entire supply chain wasn’t even examined, but just that relating to company-processed pigs. And for that segment, it turns out that about a third of sows are group-housed. (By contract, in 2023, a pork industry representative stated over 40% nationwide were.) And Hormel still lacks measurable targets for even increasing group housing in its supply chain.

Therefore, we ask shareholders to again weigh in.

RESOLVED: Shareholders ask Hormel to publish measurable, timebound targets for significantly increasing group sow housing in its supply chain.

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(1)	Hormel, however, evades disclosure of the requested metric, which is the percentage of gestation crate-free pork across its full supply chain. (See www.bit.ly/HormelSASB.)

(2)	Archived: www.bit.ly/HormelStatement

Board of Directors Statement in Opposition to the Stockholder Proposal

The Board of Directors recommends a vote AGAINST this proposal. The Board has carefully considered this proposal and, for the reasons provided below, believes its implementation is neither feasible nor in the best interests of Hormel Foods or its stockholders.

Hormel Foods is Committed to Animal Welfare in its Operations and Supply Chain

Hormel Foods is committed to high standards of animal welfare in our operations and supply chain. We have policies and practices designed to ensure that our animal welfare standards are met, including a Supplier Code of Conduct and an Animal Welfare Steering Committee, which makes recommendations regarding animal welfare practices to our leadership.

Regarding pork, we support the continued evolution of sow housing alternatives in our supply chain. Hormel Foods made a commitment to transition our company-owned sow farm to group sow housing by 2018 and met this commitment early. We believe that we were among the first organizations to commit to complying with California’s Proposition 12.

With respect to our pork suppliers, we take a variety of actions:

●	We require that our pork suppliers achieve Site Status as defined by the National Pork Board’s PQA Plus program, which is attained through an on-farm assessment that evaluates welfare and well-being principles.

●	Producers who supply us hogs, and the employees of those producers, must be certified in the National Pork Board’s PQA Plus program, which requires attendance at an educational and training session taught by a PQA Plus adviser – a veterinarian, extension professional or adult agricultural educator. The class content focuses on food safety, animal well-being, herd health, and medication decision making, administration and records management.

●	Producers who supply hogs to us must also adhere to the Hormel Foods Farm Animal Care and Treatment Specifications program. In addition to documentation and animal/facility observations, key components of the program include third-party audits and corrective actions for noncompliance.

Hormel Foods also provides information publicly about our hog supply chain and animal welfare initiatives. We have committed to publicly report on our hog supply chain, as well as our animal welfare initiatives, regularly.

We are Not in a Position to Set Targets Related to Sow Housing

We are primarily dependent on our pork suppliers for pork inputs. Based on our discussions with suppliers, we believe that the costs and animal safety implications of converting sow housing from stall to group are complex and significant. Because we have no direct control over our suppliers’ ability to plan for, finance or implement changes to their sow housing infrastructure, we believe that it would be imprudent to make commitments that are entirely dependent on the actions of third parties.

Summary

Hormel Foods has a wide-ranging portfolio of products that seek to serve a variety of consumer preferences, including preferences for group sow housed products. We believe the best way to continue to serve these consumers is to maintain the animal welfare policies and practices we have in place today and continue to work with our supply chain partners and customers on this topic. The Board of Directors believes that the actions required by the proposal would not be an efficient use of resources and would provide little benefit to stockholders at this time.

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via the Internet. We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.

Delivery of Proxy Materials. Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless we receive contrary instructions from one of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Hormel Foods Corporation, c/o Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. We will then undertake to deliver promptly upon such request a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement.

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2026 Annual Meeting of Stockholders must deliver the proposal to the Company by August 20, 2025, in order to have the proposal considered for inclusion in our proxy statement and form of proxy for that meeting.

Our Bylaws provide certain requirements which must be met for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders. These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. The requirements include a written notice to the Corporate Secretary to be received at our principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the 2026 Annual Meeting of Stockholders, the notice deadline is October 30, 2025. Stockholder proposals or director nominations submitted after this date may not be presented at the 2026 Annual Meeting of Stockholders.

In addition to satisfying the requirements of our Bylaws, in order to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 29, 2025.

OTHER MATTERS

We do not know of any matters to be presented at the meeting other than those identified above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON

Vice President and

Corporate Secretary

December 18, 2024

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V59672-P20413 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 HORMEL FOODS CORPORATION 1a. Gary C. Bhojwani 1b. Stephen M. Lacy 1c. Elsa A. Murano, Ph.D. 1i. Steven A. White 1j. Michael P. Zechmeister 1h. James P. Snee 1e. Christopher J. Policinski 1g. Sally J. Smith 1f. Debbra L. Schoneman 1d. William A. Newlands 1. Elect a board of 10 directors: Nominees: The Board of Directors recommends you vote FOR each of the director nominees under Item 1. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, AND FOR ITEMS 2 AND 3, AND AGAINST ITEM 4. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The Board of Directors recommends you vote FOR Items 2 and 3. The Board of Directors recommends you vote AGAINST Item 4. 3. Approve the Named Executive Officer compensation as disclosed in the Company's 2025 annual meeting proxy statement. 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 26, 2025. 4. Stockholder proposal requesting publication of targets for significantly increasing group sow housing in the Company’s supply chain, if properly presented at the meeting. For Against Abstain For Against Abstain elp us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 11:59 p.m. Eastern Standard Time, on either (i) Thursday, January 23, 2025 for shares in employee plans or (ii) Monday, January 27, 2025 for shares held in record accounts. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HRL2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time, on either (i) Thursday, January 23, 2025 for shares in employee plans or (ii) on Monday, January 27, 2025 for shares held in record accounts. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V59673-P20413 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). Your signature will also serve as a voting direction to the trustee, Empower Trust Company, LLC, if you are a participant in any of the following employee plans: • Hormel Foods Corporation Joint Earnings Profit Sharing Trust • Hormel Foods Corporation Tax Deferred Investment Plan A (401K) • Hormel Foods Corporation Tax Deferred Investment Plan B (401K) • Jennie-O Turkey Store Retirement Savings Plan (401K) • Capital Accumulation Plan (401K) Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com. proxy HORMEL FOODS CORPORATION Proxy This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Colleen R. Batcheler and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on November 29, 2024, at the Annual Meeting of Stockholders to be held at 6:00 p.m. CST, on January 28, 2025, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on November 29, 2024, if you are a participant in any of the employee plans. Please refer to the explanation above. If no direction is given or if direction is received after 11:59 p.m. Eastern Standard Time January 23, 2025, the trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law. HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 Continued and to be signed on reverse side